                                                                     Exhibit 2.1

                            ASSET PURCHASE AGREEMENT

                                  By and Among

                      HALL, KINION & ASSOCIATES, INC., and

                           ONSTAFF ACQUISITION CORP.,

                              On the One Hand, and

                                    ONSTAFF,

                                JEFFREY A. EVANS,

                                MATTHEW JOHNSTON
              GRANTOR RETAINED ANNUITY TRUST DATED APRIL 23, 2001,

                              DIANE PRINCE JOHNSTON
              GRANTOR RETAINED ANNUITY TRUST DATED APRIL 23, 2001,

                           MATTHEW AND DIANE JOHNSTON
                2001 IRREVOCABLE GIFT TRUST DATED APRIL 23, 2001,

                   JOHNSTON LIVING TRUST DATED March 27, 2001

                                       and

                   MATTHEW JOHNSTON, as Seller Representative,

                                On the Other Hand

                           Dated as of August 9, 2002

                                TABLE OF CONTENTS

                                                                                                                         Page
                                                                                                                         ----
ARTICLE I.   DEFINITIONS .............................................................................................      1

               1.01.  Definitions ....................................................................................      1
               1.02.  Index of Other Defined Terms ...................................................................      7

ARTICLE II.  TRANSFER OF ASSETS ......................................................................................      8

               2.01.  Transfer of Assets by Seller ...................................................................      8
               2.02.  Excluded Assets ................................................................................     10
               2.03.  Assumption of Liabilities ......................................................................     10
               2.04.  Excluded Liabilities ...........................................................................     10
               2.05.  Assignment of Contracts and Rights .............................................................     12
               2.06.  Closing ........................................................................................     12
               2.07.  Earnout ........................................................................................     14
               2.08.  Total Consideration Allocation .................................................................     22
               2.09.  Tax Gross Up Amount ............................................................................     22

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF SELLER ................................................................     24

               3.01.  Corporate Existence and Power ..................................................................     24
               3.02.  Authorization ..................................................................................     24
               3.03.  Capital Stock; Subsidiaries ....................................................................     24
               3.04.  Governmental Authorization .....................................................................     25
               3.05.  Non-Contravention ..............................................................................     25
               3.06.  Financial Statements; Undisclosed Liabilities ..................................................     25
               3.07.  Absence of Certain Changes .....................................................................     26
               3.08.  Properties; Leases; Tangible Assets ............................................................     27
               3.09.  Sufficiency of and Title to the Transferred Assets .............................................     29
               3.10.  Affiliates .....................................................................................     29
               3.11.  Litigation .....................................................................................     29
               3.12.  Contracts ......................................................................................     29
               3.13.  Permits; Required Consents .....................................................................     30
               3.14.  Compliance with Applicable Laws ................................................................     31
               3.15.  Employment Agreements; Change in Control; and Employee Benefits ................................     31
               3.16.  Labor and Employment Matters ...................................................................     33
               3.17.  Intellectual Property ..........................................................................     34
               3.18.  Advisory Fees ..................................................................................     34
               3.19.  Environmental Compliance .......................................................................     34
               3.20.  Insurance ......................................................................................     35
               3.21.  Tax Matters ....................................................................................     35
               3.22.  Clients ........................................................................................     36

               3.23.  Books and Records ...........................................................................  37
               3.24.  Warranties ..................................................................................  37
               3.25.  Bank Accounts ...............................................................................  37
               3.26.  Certain Business Practices ..................................................................  37
               3.27.  Complete Disclosure .........................................................................  37
               3.28.  No Other Representations ....................................................................  38

ARTICLE IV.   CERTAIN REPRESENTATIONS AND WARRANTIES OF SELLER PARTIES ............................................  38

               4.01.  Understanding that Shares will Be Issued without Registration ...............................  38
               4.02.  Accredited Investor .........................................................................  38
               4.03.  Receipt of Information; Access to Information ...............................................  39
               4.04.  Authority Relative to this Agreement ........................................................  39

ARTICLE V.    REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER ..................................................  40

               5.01.  Corporate Existence and Power ...............................................................  40
               5.02.  Corporate Authorization .....................................................................  40
               5.03.  Governmental Authorization ..................................................................  40
               5.04.  Non-Contravention ...........................................................................  40
               5.05.  Parent SEC Filings; No Material Adverse Effect ..............................................  40
               5.06.  No Other Representations ....................................................................  41

ARTICLE VI.   COVENANTS OF SELLER .................................................................................  41

               6.01.  Compliance with Terms of Required Contractual Consents ......................................  41
               6.02.  Confidentiality .............................................................................  41
               6.03.  Change of Name ..............................................................................  42
               6.04.  Administration of Accounts ..................................................................  42
               6.05.  Specific Performance ........................................................................  42
               6.06.  Taxes .......................................................................................  42

ARTICLE VII.  COVENANTS OF BUYER AND PARENT .......................................................................  43

               7.01.  Confidentiality .............................................................................  43
               7.02.  Specific Performance ........................................................................  43
               7.03.  Pre-paid Rent ...............................................................................  44

ARTICLE VIII. COVENANTS OF ALL PARTIES ............................................................................  44

               8.01.  Further Assurances ..........................................................................  44
               8.02.  Certain Filings .............................................................................  44
               8.03.  Public Announcements ........................................................................  44
               8.04.  Specific Performance ........................................................................  44

ARTICLE IX. INDEMNIFICATION .....................................................................................  45

              9.01.  Seller Parties' Agreement to Indemnify .....................................................  45
              9.02.  Parent's and Buyer's Agreement to Indemnify ................................................  46
              9.03.  Survival of Representations, Warranties and Covenants ......................................  47
              9.04.  Claims for Indemnification .................................................................  48
              9.05.  Defense of Claims ..........................................................................  48
              9.06.  Limitations on Remedies ....................................................................  49
              9.07.  Nature of Payments .........................................................................  49
              9.08.  Right of Set-Off ...........................................................................  49
              9.09.  Appointment of the Seller Representative ...................................................  49
              9.10.  Deductibles, Caps and Set-Off Rights .......................................................  50

ARTICLE X.  MISCELLANEOUS .......................................................................................  50

              10.01. Notices ....................................................................................  50
              10.02. Amendments; No Waivers .....................................................................  52
              10.03. Expenses ...................................................................................  52
              10.04. Successors and Assigns .....................................................................  52
              10.05. Governing Law ..............................................................................  52
              10.06. Counterparts; Effectiveness ................................................................  53
              10.07. Entire Agreement ...........................................................................  53
              10.08. Captions ...................................................................................  53
              10.09. Severability ...............................................................................  53
              10.10. Construction ...............................................................................  53
              10.11. Arbitration ................................................................................  53
              10.12. Cumulative Remedies ........................................................................  54
              10.13. Third Party Beneficiaries ..................................................................  54
              10.14. Knowledge ..................................................................................  54

                                    EXHIBITS

EXHIBIT A            Financial Statements
EXHIBIT B            Form of Employment Agreement with Jeffrey Evans
EXHIBIT C            Form of Opinion of Counsel to Seller and Shareholders
EXHIBIT D            Form of Opinion of Counsel to Buyer and Parent
EXHIBIT E            Form of Noncompetition and Nonsolicitation Agreement
EXHIBIT F            Form of Guaranty
EXHIBIT G            Form of Escrow Agreement
EXHIBIT H            Form of Employment Agreement with Matthew Johnston

                                    SCHEDULES

Schedule 2.02        Excluded Assets
Schedule 3.01        Qualifications to do Business
Schedule 3.03        Ownership Table and Related Agreements
Schedule 3.05        Non-Contravention
Schedule 3.06(b)     Financial Statements
Schedule 3.06(c)     Undisclosed Liabilities
Schedule 3.07(a)     Absence of Certain Changes
Schedule 3.08(a)     Encumbrances on Property
Schedule 3.08(d)     Leases
Schedule 3.08(e)     Detractions on Real Property
Schedule 3.08(f)     Regulatory Proceedings
Schedule 3.10        Affiliates
Schedule 3.11        Litigation
Schedule 3.12(a)     Scheduled Contracts
Schedule 3.12(b)     Limitations on Enforceability of Contracts
Schedule 3.12(c)     Significant Clients
Schedule 3.13(a)     Permits
Schedule 3.13(b)     Required Consents
Schedule 3.14        Compliance with Applicable Laws
Schedule 3.15(a)     Employment Agreements
Schedule 3.15(b)     Benefit Plans
Schedule 3.15(c)     Employee Pension Benefit Plans
Schedule 3.16(a)     Labor and Employment Matters
Schedule 3.16(b)     Labor Disputes
Schedule 3.17(a)     Intellectual Property Rights
Schedule 3.17(b)     Actions Affecting Intellectual Property
Schedule 3.17(c)     Ownership of Intellectual Property Rights
Schedule 3.19(a)     Environmental Permits
Schedule 3.19(b)     Compliance with Environmental Laws
Schedule 3.19(c)     Continuing Compliance with Environmental Laws
Schedule 3.20        Insurance Policies
Schedule 3.21        Tax Matters
Schedule 3.22        Clients

Schedule 3.24        Warranties
Schedule 3.25        Bank Accounts
Schedule 5.04        Non-Contravention

                            ASSET PURCHASE AGREEMENT

          This ASSET PURCHASE AGREEMENT (the "Agreement"), dated as of August 9, 2002, is by and among Hall, Kinion & Associates, Inc., a Delaware corporation ("Parent") and OnStaff Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent ("Buyer"), on the one hand, and OnStaff, a California corporation ("Seller"), Jeffrey A. Evans, an individual ("Evans"), Matthew Johnston Grantor Retained Annuity Trust dated 4/23/01 (the "Matt Annuity Trust"), Diane Prince Johnston Grantor Retained Annuity Trust dated 4/23/01 (the "Diane Annuity Trust"), Matthew and Diane Johnston 2001 Irrevocable Gift Trust dated 4/23/01 (the "Gift Trust"), Johnston Living Trust dated 3/27/01 (the "Living Trust," and collectively, with Evans, the Matt Annuity Trust, the Diane Annuity Trust and the Gift Trust, the "Shareholders" and individually, a "Shareholder"), and Matthew Johnston, as a representative of the Seller (the "Seller Representative") and the Shareholders (collectively, the "Seller Parties"), on the other hand.

                                 R E C I T A L S

          A. WHEREAS, Seller is engaged in the business of sourcing and delivering human capital and providing temporary staff and personnel; and

          B. WHEREAS, Seller desires to sell and transfer to Buyer substantially all of its assets (other than the Excluded Assets, as defined below) in consideration of Buyer's obligations hereunder.

                                A G R E E M E N T

          NOW, THEREFORE, in consideration of the premises, and the mutual representations, warranties, covenants and agreements hereinafter set forth, the parties hereto agree as follows.

                                   ARTICLE I.

                                   DEFINITIONS

          1.01. Definitions. The following terms, as used herein, have the following meanings:

          "Affiliate" means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under direct or indirect common control with such other Person, through the ownership of all or part of any Person.

          "Ancillary Agreements" means the Escrow Agreement, the Noncompetition and Nonsolicitation Agreements, the Evans Employment Agreement, the Johnston Employment Agreement, the Bill of Sale, the Assignment and Assumption Agreement and the Registration Rights Agreement.

          "Applicable Law" means, with respect to any Person, any domestic or foreign, federal, state or local statute, law, ordinance, policy, guidance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Authority (including any Environmental Law) applicable to such Person or any of its Affiliates or Plan Affiliates or any of their respective properties, assets, officers, directors, employees, consultants or agents (in connection with such officer's, director's, employee's, consultant's or agent's activities on behalf of such Person or any of its Affiliates or Plan Affiliates).

          "Assignment and Assumption Agreement" means that certain Assignment and Assumption Agreement dated the date hereof by and between Seller and Buyer.

          "Associate" or "Associated With" means, when used to indicate a relationship with any Person, (a) any other Person of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities issued by such other Person, (b) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, and (c) any relative or spouse of such Person, or any relative of such spouse who has the same home as such Person or who is a director or officer of such Person or any Affiliate thereof.

          "Benefit Arrangement" means any benefit arrangement that is not an Employee Benefit Plan, including, without limitation, (i) each employment or consulting agreement, (ii) each arrangement providing for insurance coverage or workers' compensation benefits, (iii) each incentive bonus or deferred bonus arrangement, (iv) each arrangement providing termination allowance, severance or similar benefits, (v) each equity compensation plan, (vi) each deferred compensation plan and (vii) each compensation policy and practice maintained by Seller or any ERISA Affiliate of Seller covering the employees, former employees, directors and former directors of Seller and the beneficiaries of any of them.

          "Benefit Plan" means an Employee Benefit Plan or Benefit Arrangement.

          "Bill of Sale" means that certain Bill of Sale dated the date hereof executed by Seller.

          "Business" means the business as currently conducted by Seller.

          "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in San Francisco, California are authorized or required by law to close.

          "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, as set forth in Section 4980B of the Code and part of Title I of ERISA.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Contracts" means all contracts, agreements, options, leases, licenses, sales and accepted purchase orders, commitments and other instruments of any kind, whether written or oral, to which Seller is a party on the Closing Date, including the Scheduled Contracts.

          "Damages" means all demands, claims, actions or causes of action, assessments, losses, damages, costs, expenses, liabilities, judgments, awards, fines, sanctions, penalties, charges and amounts paid in settlement (net of insurance proceeds actually received), including (i) interest on cash disbursements in respect of any of the foregoing at the Reference Rate in effect from time to time, compounded quarterly, from the date each such cash disbursement is made until the Person incurring the same shall have been indemnified in respect thereof and (ii) reasonable costs, fees and expenses of attorneys, accountants and other agents of such Person.

          "Debt" means any indebtedness of Seller, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or other similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing capitalized lease obligations or the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or account payable, if and to the extent any of the foregoing indebtedness (other than letters of credit) would appear as a Liability upon a balance sheet of Seller prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of Seller (whether or not such indebtedness is assumed by Seller) and, to the extent not otherwise included, any guaranty by Seller of any indebtedness of any other Person.

          "Employee Benefit Plan" means any employee benefit plan, as defined in
Section 3(3) of ERISA, that is sponsored by or contributed to Seller or any ERISA Affiliate thereof covering employees or former employees of Seller.

          "Employee Pension Benefit Plan" means any employee pension benefit plan, as defined in Section 3(2) of ERISA, that is subject to Title IV of ERISA, other than a Multiemployer Plan.

          "Environmental Laws" means all Applicable Laws relating to Hazardous Substances, toxic torts, occupational health and safety, or the environment, including without limitation, the Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response Compensation and Liability Act ("CERCLA"), the Clean Air Act, the Water Pollution Control Act, the Safe Drinking Water Act, and the Toxic Substances Control Act ("TSCA"), and any requirements promulgated pursuant to these Applicable Laws or any analogous foreign, state or local Applicable Laws.

          "Environmental Liabilities" means all Liabilities of a Person (whether such Liabilities are owed by such Person to Governmental Authorities, third parties, or otherwise) whether currently in existence or arising hereafter which arise under or relate to any Environmental Law.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA Affiliate" of any Person means any other Person that, together with such Person as of the relevant measuring date under ERISA, was or is required to be treated as a single employer under Section 414 of the Code.

          "Escrow Agent" means Comerica Bank - California.

          "Escrow Agreement" means the Escrow Agreement dated as of the Closing Date by and among Buyer, Seller and the Escrow Agent.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Fiscal Year" means a twelve month period commencing on January 1 of each calendar year.

          "GAAP" means generally accepted accounting principles in the United States as in effect on the date hereof and applied on a consistent basis.

          "Governmental Authority" means any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

          "Group Health Plan" means any group health plan, as defined in Section 5000(b)(1) of the Code.

          "Hazardous Substance" means any substance or material: (i) the presence of which requires investigation or remediation under any Applicable Law; or (ii) that is defined as a "hazardous waste" or "hazardous substance" under any Applicable Law; or (iii) that is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic or mutagenic or otherwise hazardous and is regulated by any Governmental Authority having or asserting jurisdiction over Seller; or (iv) the presence of which causes a nuisance, trespass or other tortious condition; (v) the presence of which poses a hazard to the health or safety of Persons; or (vi) without limitation, that contains gasoline, diesel fuel or other petroleum hydrocarbons, polychlorinated biphenols
(PCBs) or asbestos.

          "Indemnifying Party" means: (1) with respect to any Buyer Indemnitee asserting a claim under Sections 9.01 or 10.11, Seller Parties; and (2) with respect to any Seller Indemnitee asserting a claim under Sections 9.02 or 10.11, Buyer and Parent.

          "Indemnitee" means: (1) each of Parent, Buyer and their respective Affiliates with respect to any claim for which a Seller Party is an Indemnifying Party under Sections 9.01 or 10.11; and (2) Seller and its respective Affiliates with respect to claims for which Parent or Buyer is an Indemnifying Party under Sections 9.02 or 10.11.

          "IRS" means the Internal Revenue Service.

          "Liability" means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person or is disclosed on any schedule to this Agreement.

          "Lien" means, with respect to any asset, any mortgage, title defect or objection, lien, pledge, charge, security interest, hypothecation, restriction, encumbrance or charge of any kind in respect of such asset.

          "Material Adverse Effect" means a change in, or effect on, the operations, affairs, prospects, financial condition, results of operations, assets, Liabilities, reserves or any other aspect of Seller or the Business that results in a material adverse effect on, or a material adverse change in any of Seller, the Business or the Transferred Assets.

          "Multiemployer Plan" means a multiemployer plan, as defined in Section 3(37) and 4001(a)(3) of ERISA.

          "Multiple Employer Plan" means any Employee Benefit Plan sponsored by more than one employer, within the meanings of Section 4063 or 4064 of ERISA or
Section 413(c) of the Code.

          "Parent Common Stock Price" means the average of the closing prices of a share of Parent Common Stock during the thirty (30) trading days ending on the date which is two (2) trading days prior to the Closing Date.

          "Permitted Liens" means (i) Liens for Taxes or governmental assessments, charges or claims the payment of which is not yet due, or for Taxes the validity of which are being contested in good faith by appropriate proceedings; (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other similar Persons and other Liens imposed by Applicable Law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith; (iii) Liens relating to deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security or to secure the performance of leases, trade contracts or other similar agreements;
(iv) Liens and Encumbrances specifically identified in the 2002 Balance Sheet; and (v) Liens securing executory obligations under any Lease that constitutes an "operating lease" under GAAP; provided, however, that, with respect to each of clauses (i) through (v), to the extent that any such Lien on any Transferred Asset arose prior to the Closing Date and relates to, or secures the payment of, a Liability that is required to be accrued for under GAAP, such Lien shall not be a Permitted Lien unless all Liabilities served thereby have been fully accrued as Debt on the 2002 Balance Sheet. Notwithstanding the foregoing, no Lien arising under the Code or ERISA with respect to the operation, termination, restoration or funding of any Benefit Plan sponsored by, maintained by or contributed to by Seller or any of its ERISA Affiliates or arising in connection with any excise tax or penalty tax with respect to such Benefit Plan shall be a Permitted Lien.

          "Person" means an individual, corporation, partnership, limited liability company, association, trust, estate or other entity or organization, including a Governmental Authority.

          "Plan Affiliate" means, with respect to any Person, any employee benefit plan or arrangement sponsored by, maintained by or contributed to by such Person, and with respect to any employee benefit plan or arrangement, any Person sponsoring, maintaining or contributing to such plan or arrangement.

          "Prohibited Transaction" means a transaction that is prohibited under
Section 4975 of the Code or Section 406 of ERISA and not exempt under Section 4975 of the Code or Section 408 of ERISA, respectively.

          "Reference Rate" means seven percent (7%) per annum.

          "Registration Rights Agreement" means that certain Registration Rights Agreement between Parent and Seller dated as of the date hereof.

          "Related Purchase Agreements" means (i) that certain Asset Purchase Agreement dated the date hereof by and among Parent and Buyer, on the one hand, and Healthcare Staffing Resources, Inc. and the Shareholders and the Seller Representative, on the other hand, and (ii) that certain Asset Purchase Agreement dated the date hereof by and among Parent and Buyer, on the one hand, and Boardnetwork.com, Alan Prince, Jeffrey Evans, the Matt Annuity Trust, the Diane Annuity Trust, the Gift Trust, the Living Trust and the Seller Representative, on the other hand.

          "SEC" means the U.S. Securities and Exchange Commission.

          "Securities Act" means the Securities Act of 1933, as amended.

          "Subsidiary" means, with respect to any Person, (i) any corporation as to which more than 10% of the outstanding stock having ordinary voting rights or power (and excluding stock having voting rights only upon the occurrence of a contingency unless and until such contingency occurs and such rights may be exercised) is owned or controlled, directly or indirectly, by such Person and/or by one or more of such Person's Subsidiaries and (ii) any partnership, joint venture or other similar relationship between such Person (or any Subsidiary thereof) and any other Person (whether pursuant to a written agreement or otherwise).

          "Tax," including "Taxes," means (A) all taxes imposed of any nature including federal, state, local or foreign net income tax, alternative or add-on minimum tax, profits or excess profits tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax, FICA or FUTA), real or personal property tax or ad valorem tax, sales or use tax, excise tax, stamp tax or duty, any withholding or back up withholding tax, value added tax, severance tax, prohibited transaction tax, premiums tax, environmental tax, intangibles tax or occupation tax, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority (domestic or foreign) responsible for the imposition of any such tax, (B) any Liability for payment of amounts described in clause (A) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law, and (C) any liability for the payment of amounts described in clauses (A) or (B) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person.

          "Tax Return" means all returns, reports, forms or other information required to be filed with respect to any Tax.

          "U.S. Government" means the United States Government, including any agencies, commissions, branches, instrumentalities and departments thereof.

          1.02. Index of Other Defined Terms. In addition to those terms defined above, the following terms shall have the respective meanings given thereto in the sections indicated below:

                Defined Term                                       Section
                ------------                                       -------

                "2002 Balance Sheet"                               3.06(a)
                "AAA"                                              10.11(a)
                "Additional Tax Gross Up Amount"                   2.09(b)
                "Agreement"                                        Preamble
                "Annual Statements"                                3.06(a)
                "Assumed Liabilities"                              2.03
                "Buyer"                                            Preamble
                "Buyer Deductible"                                 9.02(b)
                "Buyer Indemnitees"                                9.01(a)
                "Closing"                                          2.06(a)
                "Closing Date"                                     2.06(a)
                "Contracts"                                        2.01(c)
                "Diane Annuity Trust"                              Preamble
                "Disputing Parties"                                10.11(a)
                "Disputing Party"                                  10.11(a)
                "Distributions"                                    3.07(h)
                "Employment Agreements"                            3.15(a)
                "Encumbrances"                                     3.08(a)
                "Equipment"                                        2.01(a)
                "Escrowed Shares"                                  2.06(b)(ii)
                "Evans"                                            Preamble
                "Evans Employment Agreement"                       2.06(d)
                "Excluded Assets"                                  2.02
                "Excluded Liabilities"                             2.04
                "Financial Statements"                             3.06(a)
                "Gift Trust"                                       Preamble
                "Insurance Policies"                               3.20
                "Intellectual Property"                            3.17(a)
                "Interim Statements"                               3.06(a)
                "Inventory"                                        2.01(b)
                "Johnston Employment Agreement"                    2.06(d)
                "Labor Laws"                                       3.16(d)
                "Leased Real Property"                             3.08(d)
                "Leases"                                           3.08(d)
                "Living Trust"                                     Preamble
                "Matt Annuity Trust"                               Preamble
                "Other Documents"                                  4.03(a)
                "Parent"                                           Preamble

                Defined Term                                     Section

                "Parent Common Stock"                            2.06(b)(ii)
                "Parent SEC Reports"                             5.05(a)
                "Permits"                                        3.13(a)
                "Proceedings"                                    3.11
                "Real Property"                                  3.08(c)
                "Required Consents"                              3.13(b)
                "Required Contractual Consent"                   3.13(b)
                "Required Governmental Approval"                 3.13(b)
                "Scheduled Contracts"                            3.12(a)
                "Seller"                                         Preamble
                "Seller Common Stock"                            3.03(a)
                "Seller Deductible"                              9.01(b)
                "Seller Indemnitees"                             9.02
                "Seller Parties"                                 Preamble
                "Seller Representative"                          Preamble
                "Shareholder(s)"                                 Preamble
                "Shares"                                         2.06(b)(ii)
                "Significant Clients"                            3.23
                "Tax Gross Up Amount"                            2.09
                "Transferred Assets"                             2.01

                                   ARTICLE II.

                               TRANSFER OF ASSETS

          2.01. Transfer of Assets by Seller. Upon the terms and subject to the conditions of this Agreement and in reliance upon the representations, warranties and agreements herein set forth, Buyer agrees to purchase from Seller and Seller agrees to sell or cause to be sold to Buyer at the Closing, free and clear of all Liens, other than Permitted Liens, all the assets, properties, rights, licenses, permits, contracts, causes of action, claims, operations and businesses of Seller of every kind and description as the same shall exist on the Closing Date (other than the Excluded Assets), wherever located, whether tangible or intangible, real, personal or mixed, that are owned by, leased by or in the possession of Seller, whether or not reflected on the books and records of Seller (the collective assets, properties, rights, licenses, permits, contracts, causes of action, claims, operations and businesses to be transferred to Buyer by Seller pursuant hereto are referred to collectively herein as the "Transferred Assets") and including, without limitation, all right, title and interest of Seller in, to and under:

                (a) all machinery, equipment, furniture, office equipment, computer equipment (including all hardware and software), communications equipment, vehicles, storage tanks, spare and replacement parts, fuel and other tangible property (and interests in any of the foregoing) of Seller (collectively, the "Equipment");

                (b) all items of inventory notwithstanding how classified in the financial records of Seller, including all raw materials, work-in-process, finished goods, supplies, spare parts and samples (collectively, the "Inventory");

                (c) all contracts, agreements, options, leases, licenses, sales and purchase orders, commitments and other instruments of any kind, whether written or oral, to which Seller is a party on the Closing Date, including the Scheduled Contracts (as defined below) (collectively, the "Contracts");

                (d) all prepaid deposits, charges and expenses of Seller, including any such deposits, charges and expenses with respect to ad valorem taxes, leases and rentals and utilities;

                (e) all rights of Seller to insurance proceeds with respect to claims for Damages to the Transferred Assets occurring prior to the Closing Date, unless such proceeds reimburse Seller for the previously completed repair or restoration of such Transferred Assets;

                (f) all of Seller's rights, claims, credits, causes of action or rights of set-off against third parties relating to the Business or the Transferred Assets, whether liquidated or unliquidated, fixed or contingent, including claims pursuant to all warranties, representations and guarantees made by suppliers, manufacturers, contractors and other third parties in connection with products or services purchased by or furnished to Seller for use in the Business or affecting any of the Transferred Assets;

                (g) all of Seller's licensed products or processes, patents, copyrights, trademarks, trade names, service marks, service names, designs, know-how, processes, trade secrets, inventions, and other proprietary data, including without limitation, all information relating to Seller's clients;

                (h) all transferable franchises, licenses, permits or other authorizations issued or granted by any Governmental Authority that are owned by, granted to or held or used by Seller, whether or not utilized in the Business;

                (i) to the extent available, all books, records, files and papers of the Business, whether in hard copy or computer format, including, without limitation, invoices, sales and promotional literature, manuals and data, sales and purchase correspondence, lists of present and former suppliers and customers, personnel and employment records of present and, to the extent lawful, former employees, documentation developed or used for accounting, marketing, or any other purpose related to the conduct of the Business at any time prior to the Closing, and to the extent available, copies of all corporate minutes and other corporate records of Seller;

                (j) all goodwill associated with Seller, the Business or the Transferred Assets;

                (k) except as specifically provided in Section 2.02, all other assets and properties of Seller which exist on the Closing Date, whether tangible or intangible, real or personal; and

                (l) all accounts receivable relating to services rendered by Seller or its employees (and for all purposes of this Agreement, the parties hereto agree that all the employees of Elegant Lighting shall be considered employees of Seller) on or after August 5, 2002.

          2.02. Excluded Assets. Buyer expressly understands and agrees that the assets and properties set forth on Schedule 2.02 (the "Excluded Assets") shall be excluded from the Transferred Assets.

          2.03. Assumption of Liabilities. Upon the terms and subject to the conditions of this Agreement and in reliance upon the representations, warranties and agreements herein set forth, Buyer agrees, effective at the time of Closing, to assume, perform and timely pay and discharge the following Liabilities (subject to the conditions below and excluding the Excluded Liabilities, the "Assumed Liabilities"):

                (i)   all Contracts (including Scheduled Contracts);

                (ii) all current accounts payable, payroll or accrued expenses of Seller incurred or accrued in the ordinary course of business on or after August 5, 2002;

                (iii) accrued vacation of Seller's employees;

                (iv) severance compensation provided in paragraph 7 under the Compensation and Benefits section of the Letter of Employment to David Mossesson, dated January 14, 2002 from Seller, in the mutually agreed amount of One Hundred Fifty Thousand Dollars ($150,000) in cash; and

                (v) all Liabilities arising from and after the Closing which arise out of or relate in any way to Buyer's ownership or operation of the Transferred Assets after the Closing;

provided, however, that the assumption by Buyer of the Assumed Liabilities will be limited as follows: any Liability set forth in subsections (i), (ii), (iii) and (v) of this Section 2.03 shall constitute an Assumed Liability only to the extent that it arises out of Seller's normal conduct of the Business.

          2.04. Excluded Liabilities. Neither Parent nor Buyer assumes, and shall not at any time hereafter (including on or after the Closing Date) become liable for, any Liabilities of Seller, any of its Affiliates or any Plan Affiliate, other than the Assumed Liabilities (the "Excluded Liabilities"); in furtherance of and not in limitation of the foregoing, the Excluded Liabilities shall include, but are not limited to, the following:

                (a) any Liability of Seller or any of its Affiliates or Plan Affiliates of any of the foregoing, whether currently in existence or arising hereafter, that is not attributable to, or that does not arise out of, Seller's normal conduct of the Business;

                (b) any Liability whether presently in existence or arising hereafter which is attributable to an Excluded Asset;

                (c) any Environmental Liability imposed on Seller whether presently in existence or arising hereafter;

                (d) any Liability the existence of which constitutes a breach of any representation or warranty or covenant hereunder which would be indemnifiable to Parent and Buyer pursuant to Section 9.01 hereof.;

                (e) any Liability whether currently in existence or arising hereafter relating to fees, commissions or expenses owed to any broker, finder, investment banker, attorney, accountant or other intermediary, consultant or advisor employed by any of the Seller Parties or any of its or his Affiliates or Plan Affiliates in connection with the transactions contemplated hereby or otherwise;

                (f) all Debt (other than current accounts payable or accrued expenses as set forth in Section 2.03(ii));

                (g) any Liability of Seller or any of its shareholders or any of their Affiliates for any Taxes, including without limitation, (i) any Liability for any Taxes with respect to the Transferred Assets attributable to any period prior to the Closing and (ii) any Taxes relating to or arising from Seller's issuance of its Series B common stock;

                (h) any Liability, whether currently in existence or arising hereafter, owed by Seller to any of its Associates or Affiliates;

                (i) any Liability incurred by Seller with respect to any of Seller's employees or former employees, agents, consultants or independent contractors, including but not limited to, worker's compensation, severance, salary, bonuses or other benefits and Liabilities arising pursuant to Seller's employment agreements with Evans, Thadeus Kaul and David Mossesson (other than the obligation to pay severance to Mr. Mossesson pursuant to the terms and conditions of his employment agreement with Seller);

                (j) any Liability arising from, arising out of, based on or relating to any of Seller's Benefit Plans, whether arising before, on or after the Closing Date;

                (k) any Liability for indebtedness of Seller, including without limitation, any principal, interest or other amount owing in respect of any such indebtedness;

                (l) any negative cash balances, book overdrafts, held checks or similar liabilities of Seller;

                (m) any Liability for payroll or similar Taxes relating to Seller's arrangement with Elegant Lighting; and

                (n) all current accounts payable, payroll or accrued expenses of Seller, incurred or accrued in the ordinary course of business prior to August 5, 2002.

          2.05. Assignment of Contracts and Rights.

                (a) With respect to any Contract and any claim, right or benefit arising thereunder or resulting therefrom, promptly after the date hereof, to the extent requested by Buyer, Seller will use its best efforts to obtain the written consent of the other parties to any such Contract for the assignment thereof to Buyer or written confirmation from such parties confirming that such consent is not required in form and substance reasonably satisfactory to Buyer.

                (b) If (i) such consent, waiver or confirmation is not obtained with respect to any such Contract and (ii) Buyer shall elect to consummate the Closing, Seller and Buyer shall cooperate in an arrangement reasonably satisfactory to Buyer and Seller under which Buyer would obtain, to the extent practicable, the claims, rights and benefits and assume the corresponding obligations thereunder in accordance with this Agreement, including subcontracting, sub-licensing or sub-leasing to Buyer, or under which Seller would enforce for the benefit of Buyer, with Buyer assuming Seller's obligations, any and all claims, rights and benefits of Seller against a third party thereto. Seller will promptly pay to Buyer when received all monies received by Seller under any Transferred Asset or any claim, right or benefit arising thereunder not transferred to Buyer pursuant to this Section 2.05.

          2.06. Closing.

                (a) The closing (the "Closing") of the transactions contemplated by this Agreement shall take place at the offices of Gibson, Dunn & Crutcher LLP, 2029 Century Park East, Los Angeles, California 90067, on the date hereof (the "Closing Date").

                (b) At the Closing, Parent and/or Buyer shall deliver to Seller the following:

                    (i) by wire transfer (to a bank account designated by Seller in writing at least three (3) Business Days prior to the Closing Date), Fifteen Million Six Hundred Sixty Six Thousand Three Hundred Eighty Nine Dollars ($15,666,389) in immediately available funds; provided, however, that if Evans and his family does not relocate to, and purchase a home in, Marin County, California, within 180 days following the Closing, then Seller shall immediately deliver to Parent by wire transfer (to a bank account designated by Parent in writing at least three (3) Business Days prior to delivery of the funds by Seller) Eight Hundred Thousand Dollars ($800,000) in immediately available funds; and

                    (ii) one or more stock certificates for an aggregate number of duly authorized, validly issued, fully-paid and nonassessable shares of common stock, par value $0.001 per share, of Parent ("Parent Common Stock") equal to Three Hundred Thirty Four Thousand Two Hundred and One (334,201) (the "Shares"); provided, however, a certificate representing one-third (1/3) of the Shares ("Escrowed Shares") registered in the name of Seller shall be delivered to the Escrow Agent to be held and distributed by the Escrow Agent in accordance with the Escrow Agreement. Neither Parent nor Buyer shall have any responsibility for the allocation of the Shares among the Shareholders or other equityholders of Seller. Seller shall deliver to the Escrow Agent stock powers or other assignments of interest duly executed in blank for the Escrowed Shares.

               (c) Buyer shall deliver to Seller such customary instruments of assumption as may be reasonably requested by Seller to evidence such assumption of the Assumed Liabilities; provided, however, that no such document shall expand in any way any of Buyer's obligations to assume anything other than the Assumed Liabilities.

               (d) At the Closing, Seller shall deliver to Parent and/or Buyer:

                   (i) such bills of sale, certificates of title, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment of such rights as the parties and their respective counsel shall deem reasonably necessary or appropriate to vest in Buyer all of Seller's right, title and interest in, to and under the Transferred Assets;

                   (ii) a copy of the resolutions of the board of directors of Seller and a copy of the resolutions of the Shareholders, each authorizing the execution and delivery of this Agreement and each of the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, both certified by the Secretary of Seller;

                   (iii) a copy of the resolutions of the board of directors of Seller terminating Seller's Benefit Plans, including Seller's 401(k) plan;

                   (iv) written releases of any and all Liens on the Transferred Assets and executed termination statements with respect to any security interests filed by any creditor of Seller pursuant to the Uniform Commercial Code;

                   (v) a signed opinion of counsel to Seller, dated the Closing Date, in substantially the form attached hereto as Exhibit C;

                   (vi) all Required Consents for the transactions contemplated by this Agreement;

                   (vii) an employment agreement substantially in the form attached hereto as Exhibit B executed by Jeffrey A. Evans (the "Evans Employment Agreement");

                   (viii) an employment agreement substantially in the form attached hereto as Exhibit H executed by Matthew Johnston (the "Johnston Employment Agreement");

                   (ix) terminations of any agreements between any Affiliate of Seller and Seller, if requested by Parent or Buyer, at no cost;

                   (x) a Noncompetition and Nonsolicitation Agreement substantially in the form attached hereto as Exhibit E executed by Diane Prince Johnston;

                    (xi) a fully executed Escrow Agreement substantially in the form attached hereto as Exhibit G;

                    (xii) Guaranties in the form attached hereto as Exhibit F executed by each of Matthew Johnston and Diane Prince Johnston;

                    (xiii) Agreement executed by Seller and Matthew Johnston rescinding that certain Executive Deferred Compensation Agreement dated as of June 28, 2002 by and between Seller and Matthew Johnston;

                    (xiv) Agreement executed by Seller and Evans rescinding that certain Executive Deferred Compensation Agreement dated as of June 28, 2002 by and between Seller and Evans;

                    (xv) Agreements or other documents in form reasonably satisfactory to Parent evidencing the termination of Seller's employment agreements with Evans, Thadeus Kaul and David Mossesson;

                    (xvi)  Amendment to the Living Trust; and

                    (xvii) Agreement with Elegant Lighting in form reasonably satisfactory to Parent.

          2.07. Earnout.

          Upon the achievement of certain milestones set forth below over a period commencing on December 30, 2002 and ending on December 25, 2005, an aggregate of up to thirteen million dollars ($13,000,000) in earnout shall be payable by Buyer to Seller as follows:

          (a) Four Million Three Hundred Thirty Three Thousand Three Hundred and Thirty Four Dollars ($4,333,334) shall be paid by Buyer to Seller on the later of February 15, 2004 (the "First Statement Date"), or the date of final resolution of any disputed earnout payment pursuant to the procedures set forth in this Section 2.07; provided, however, that in the event of any disputed earnout payment, Seller shall be paid the undisputed amount of such earnout payment on the First Statement Date and the disputed amount upon the date of final resolution of the disputed earnout payment (such date, the "First Earnout Payment Date") if:

              (i) the Net Revenues for the First Earnout Period are equal to or greater than 135% of Base Year Net Revenues;

              (ii) the Gross Margin Dollars for the First Earnout Period are equal to or greater than Twenty Eight Percent (28%) of 135% of Base Year Net Revenues;

              (iii) the Productivity Ratio for the First Earnout Period is equal to or greater than 2; and

              (iv) EBITDA is greater than or equal to Three Million Six Hundred Thousand Dollars ($3,600,000);

          provided, however, if:

               (x) the Net Revenues for the First Earnout Period are equal to or greater than 117.5% of the Base Year Net Revenues but less than 135% of Base Year Net Revenues;

               (y) the Gross Margin Dollars for the First Earnout Period are equal to or greater than Twenty Eight Percent (28%) of the Net Revenues for the First Earnout Period;

               (z) the Productivity Ratio for the First Earnout Period is equal to or greater than 2, and

               (zz) EBITDA is greater than or equal to Three Million Six Hundred Thousand Dollars ($3,600,000),

          then an amount equal to (A) One Million Dollars ($1,000,000) plus (B)
     (a) the percentage of growth of Net Revenues for the First Earnout Period compared to the Base Year Net Revenues divided by (b) Thirty Five Percent (35%), multiplied by Three Million Three Hundred Thirty Three Thousand Three Hundred and Thirty Four Dollars ($3,333,334) shall be paid by Buyer to Seller on the First Earnout Payment Date;

          provided, further, if:

               (I) the Net Revenues for the First Earnout Period are equal to or greater than the Base Year Net Revenues but less than 117.5% of the Base Year Net Revenues;

               (II)  both of the criteria set forth in Section 2.07(a)(y) and
          (z) are met; and

               (III) EBITDA is greater than or equal to Three Million Six Hundred Thousand Dollars ($3,600,000),

          then One Million Dollars ($1,000,000) shall be paid by Buyer to Seller on the First Earnout Payment Date.

          If the Net Revenues for the First Earnout Period are less than the Base Year Net Revenues, then no earnout payments shall be made by Buyer to Seller on the First Earnout Payment Date.

          (b) Four Million Three Hundred Thirty Three Thousand Three Hundred and Thirty Three Dollars ($4,333,333) shall be paid by Buyer to Seller on the later of February 15, 2005 (the "Second Statement Date"), or the date of final resolution of any disputed earnout payment pursuant to the procedures set forth in this Section 2.07; provided, however, that in the event of any disputed earnout payment, Seller shall be paid the undisputed amount of such earnout payment on the Second Statement Date and the disputed amount upon the date of final resolution of the disputed earnout payment (such date, the "Second Earnout Payment Date") if:

               (i) the Net Revenues for the Second Earnout Period are equal to or greater than 182.25% of Base Year Net Revenues;

               (ii) the Gross Margin Dollars for the Second Earnout Period are equal to or greater than Twenty Eight Percent (28%) of 182.25% of Base Year Net Revenues;

               (iii) the Productivity Ratio for the Second Earnout Period is equal to or greater than 2; and

               (iv)  EBITDA is greater than or equal to Three Million Six

          Hundred Thousand Dollars ($3,600,000);

          provided, however, if:

               (x) the Net Revenues for the Second Earnout Period are equal to or greater than 158.625% of Base Year Net Revenues but less than 182.25% of Base Year Net Revenues;

               (y) the Gross Margin Dollars for the Second Earnout Period are equal to or greater than Twenty Eight Percent (28%) of the Net Revenues for the Second Earnout Period;

               (z) the Productivity Ratio for the First Earnout Period is equal to or greater than 2; and

               (zz) EBITDA is greater than or equal to Three Million Six Hundred Thousand Dollars ($3,600,000),

          then an amount equal to (A) One Million Dollars ($1,000,000) plus (B)
     (a) the percentage of growth of Net Revenues for the Second Earnout Period compared to 135% of Base Year Net Revenues divided by (b) Thirty Five Percent (35%), multiplied by Three Million Three Hundred Thirty Three Thousand Three Hundred and Thirty Three Dollars ($3,333,333) shall be paid by Buyer to Seller on the Second Earnout Payment Date;

               provided, further, if:

               (I) the Net Revenues for the Second Earnout Period are equal to or greater than the Base Year Net Revenues but less than 158.625% of the Base Year Net Revenues;

               (II)   both of the criteria set forth in Section 2.07(b)(y) and
          (z) are met; and

               (III) EBITDA is greater than or equal to Three Million Six Hundred Thousand Dollars ($3,600,000),

          then One Million Dollars ($1,000,000) shall be paid by Buyer to Seller on the Second Earnout Payment Date.

              If the Net Revenues for the Second Earnout Period are less than the Base Year Net Revenues, then no earnout payments shall be made by Buyer to Seller on the Second Earnout Payment Date.

              (c) Four Million Three Hundred Thirty Three Thousand Three Hundred and Thirty Three Dollars ($4,333,333) shall be paid by Buyer to Seller on the later of February 15, 2006 (the "Third Statement Date"), or the date of final resolution of any disputed earnout payment pursuant to the procedures set forth in this Section 2.07; provided, however, that in the event of any disputed earnout payment, Seller shall be paid the undisputed amount of such earnout payment on the Third Statement Date and the disputed amount upon the date of final resolution of the disputed earnout payment (such date, the "Third Earnout Payment Date") if:

                     (i) the Net Revenues for the Third Earnout Period are equal to or greater than 246.0375% of Base Year Net Revenues;

                     (ii) the Gross Margin Dollars for the Third Earnout Period are equal to or greater than Twenty Eight Percent (28%) of 246.0375% of Base Year Net Revenues;

                     (iii) the Productivity Ratio for the Third Earnout Period is equal to or greater than 2; and

                     (iv) EBITDA is greater than or equal to Three Million Six Hundred Thousand Dollars ($3,600,000).

              provided, however, if:

                     (x) the Net Revenues for the Third Earnout Period are equal to or greater than 214.14375 of Base Year Net Revenues but less than 246.0375% of Base Year Net Revenues;

                     (y) the Gross Margin Dollars for the Third Earnout Period are equal to or greater than Twenty Eight Percent (28%) of the Net Revenues for the Third Earnout Period;

                     (z) the Productivity Ratio for the Third Earnout Period is
              equal to or greater than 2; and

                     (zz) EBITDA is greater than or equal to Three Million Six Hundred Thousand Dollars ($3,600,000),

              then an amount equal to (A) One Million Dollars ($1,000,000) plus
       (B) (a) the percentage of growth of Net Revenues for the Third Earnout Period compared to 182.25% of Base Year Net Revenues divided by (b) Thirty Five Percent (35%), multiplied by Three Million Three Hundred Thirty Three Thousand Three Hundred and Thirty Three Dollars ($3,333,333) shall be paid by Buyer to Seller on the Third Earnout Payment Date;

              provided, further, if:

                     (I) the Net Revenues for the Third Earnout Period are equal to or greater than the Base Year Net Revenues but less than 214.14375% of Base Year Net Revenues;

                     (II) both of the criteria set forth in Section 2.07(c)(y) and (z) are met; and (III) EBITDA is greater than or equal to Three Million Six Hundred Thousand Dollars ($3,600,000),

              then One Million Dollars ($1,000,000) shall be paid by Buyer to Seller on the Third Earnout Payment Date.

              If the Net Revenues for the Third Earnout Period are less than the Base Year Net Revenues, then no earnout payments shall be made by Buyer to Seller on the Third Earnout Payment Date.

              It is intended that the ability to receive the earnout payments shall be cumulative. Therefore, if all or any portion of the earnout payment is not earned for the First Earnout Period, then, at the end of the Second Earnout Period, any Net Revenue or corresponding, Gross Margin Dollars or EBITDA from the Second Earnout Period which is above the target for receiving the earnout payment for such Second Earnout Period will be added to the Net Revenue or corresponding Gross Margin Dollars or EBITDA, as applicable, for the First Earnout Period for purposes of determining whether the earnout payment for the First Earnout Period would then be earned. If the earnout payment for the First Earnout Period is then earned, it shall be paid in addition to and in conjunction with the earnout for the Second Earnout Period. Similarly, if all or any portion of the earnout payment is not earned for the Second Earnout Period, then, at the end of the Third Earnout Period, any Net Revenue or corresponding Gross Margin Dollars or EBITDA from the Third Earnout Period which is above the target for receiving the earnout payment for such Third Earnout Period will be added to the Net Revenue or corresponding Gross Margin Dollars or EBITDA, as applicable, for the First Earnout Period and/or Second Earnout Period, at the discretion of Seller's Representative, for purposes of determining whether the earnout payment for the First Earnout Period and/or Second Earnout would then be earned. If the earnout payment for the First Earnout Period and/or Second Earnout Period is then earned, it shall be paid in addition to and in conjunction with the earnout for the Third Earnout Period.

              (d) Promptly after each of the end of the First Earnout Period, the Second Earnout Period and the Third Earnout Period, Buyer shall send to the Seller Representative an earnout notice (the "Earnout Notice") with respect to the applicable earnout period setting forth (i) the amount of the earnout payment for such applicable period and, taking into consideration the provisions of the preceding paragraph, whether any earnout payments for prior earnout periods have been earned, and (ii) reasonable details with respect to the calculations of the earnout payments, if any, for such applicable periods. The Seller Representative or its designee shall have the right to audit all records relied upon by

       Buyer in the calculations of the earnout payment, including but not limited to, Buyer's calculations of Cost of Goods Sold, Net Revenue, Gross Margin Dollars and Productivity Ratio. The audit shall be conducted by an independent certified public accountant at the expense of Seller Parties, unless the results of the audit result in an underpayment of 10% or more of any applicable earnout payment, in which case the cost of the audit shall be paid by Parent. The Seller Representative shall have forty-five (45) days to make an objection in writing to Buyer and Parent to any item in the Earnout Notice, provided that if the Seller Representative does not object in writing to Buyer and Parent within such forty-five (45) day period, the Earnout Notice shall automatically be deemed to be fully accepted by the Seller Representative. If the Seller Representative objects in writing to any portion of the Earnout Notice prior to the expiration of the forty-five (45) day period, Parent and/or Buyer, on the one hand, and the Seller Representative, on the other hand, shall promptly meet and use their commercial reasonable efforts to reach agreement on the disputed items or amounts in order to determine the earnout payment. If the parties are unable to resolve the dispute within thirty (30) days after Parent's and Buyer's receipt of any written objection from the Seller Representative, the parties shall retain an independent party acceptable to Seller Representative and Parent (the "Earnout Referee") to review this Agreement and the disputed items or amounts for the purpose of calculating the earnout payment. In making any such calculation, the Earnout Referee shall consider only those items or amounts as to which the Seller Representative has disagreed. The Earnout Referee shall deliver to Buyer, Parent and the Seller Representative, as promptly as practicable and in no event more than forty-five (45) days after the date of its appointment, a report setting forth its calculation of the earnout payment, if any. Such report shall be final and binding upon Buyer, Parent and the Seller Parties. The cost of such review and report shall be paid by the non-prevailing party, as determined by the Earnout Referee.

              (e)    Notwithstanding anything to the contrary contained in this
       Section 2.07, Buyer's and Parent's obligations to pay any earnout pursuant to this Section 2.07 shall only be to Seller or any entity (other than a trust) to which Seller assigns the right to receive the earnout payment, and Seller shall have the responsibility to allocate any such earnout payment among Seller and the other Sellers under the Related Purchase Agreements and their respective shareholders and any successor entities.

              (f)    For purposes of this Section 2.07,

                     (i) "Base Year Net Revenues" means the total revenues for Seller and each Seller under the Related Purchase Agreements for the twelve months ending August 4, 2002 in accordance with United States GAAP as reflected on the financial statements of Seller and each Seller under the Related Purchase Agreements;

                     (ii) "Costs of Goods Sold" means the total dollars for payroll for contractor and subcontractor personnel billed out by the Staffing Entities (as defined below) to its customers, payroll taxes for such personnel, costs of benefits and insurance (including workers' compensation insurance and employer's practices insurance) relating to such personnel and other costs related to billable employees pursuant to GAAP applied consistently with Parent's past practice. Cost of Goods Sold shall not include any costs related to the development, marketing or sale of Staff Q products or services;

                     (iii) "EBITDA" means the revenues, recognized in accordance with GAAP applied consistently with Parent's past practice, from billings for services generated by the Staffing Entities, excluding the current Information Technology division, less Costs of Goods Sold and SG&A.

                     (iv) "First Earnout Period" means the period commencing on December 30, 2002 and ending on December 28, 2003;

                     (v) "Gross Margin Dollars" means Net Revenues less Costs of Goods Sold; (vi) "Net Revenues" means the revenues, recognized in accordance with GAAP applied consistently with Parent's past practice, from billings for services generated by Buyer and all other staffing divisions now existing or hereafter created, acquired, formed, merged or commenced by Parent or any of its Affiliates, that report or would report to Jeffrey Evans, excluding the current Information Technology division (the "Staffing Entities"), less any related discounts, refunds, customer disputed billings and accounts receivable uncollected for 180 days (but not including any uncollected accounts receivable for 180 days otherwise reserved as bad debt for purposes of calculating SGA). For purposes herein, divisions that report or would report to Evans are all divisions listed as reporting to Evans on Exhibit "A" to Evans' Employment Agreement, whether or not Evans is employed by Parent or Buyer. However, during the earnout period, and while Evans remains employed by Parent, Parent may request that Evans consent in writing to the exclusion of all or a portion of such revenues from that business unit, which consent shall be in Evans' sole and absolute discretion. Any business unit so excluded shall not be considered a Staffing Entity for purposes of this Section 2.07. Notwithstanding the above, Net Revenues shall not include any revenues derived from the sale or license of Staff Q products or services. Further, notwithstanding the above, neither Parent nor Buyer may sell or assign, in whole or in part, any of the staffing divisions whose assets were purchased in accordance with this Agreement without the prior written consent of Seller's Representative in his sole and absolute discretion;

                     (vii) "Productivity Ratio" means Gross Margin Dollars divided by the total selling, general and administrative labor costs, including without limitation, the payroll costs, payroll taxes, benefit costs, insurance costs, and normal business expenses and other related costs pursuant to GAAP applied consistently with Parent's past practice, for sales, sales support, sales management and other administrative personnel of Buyer and the Staffing Entities at the branch office level, and managerial personnel below the CEO line;

                     (viii) "Second Earnout Period" means the period commencing on December 29, 2003 and ending on December 26, 2004; and

                     (ix) "SG&A" means selling, general and administrative expenses of the Staffing Entities calculated in accordance with GAAP applied consistently with Parent's past practice, but excluding depreciation and amortization expenses, plus Parent's corporate operating expenses (including an agreed annual amount of corporate general and administrative expenses equal to $1,930,000 as reflected on Exhibit I); provided, further, that SG&A shall be calculated without regard to any reduction in expenses due to synergies following the closing.

                     (x) "Third Earnout Period" means the period commencing on December 27, 2004 and ending on December 25, 2005.

              In the event that any of the earnout payments are not paid when due, (i) Parent shall pay to Seller a ten percent (10%) late charge on the amount owed and (ii) all unpaid amounts shall accrue interest at the rate of ten percent (10%) until paid in full. In the event that any undisputed earnout payments are not paid within 90 days of when due the Noncompetition and Nonsolicitation Agreement and all non-competition and non-solicitation provisions contained in Jeffrey Evans' Employment Agreement and Matthew Johnston's Employment Agreement shall immediately terminate and be of no further force and effect.

                     (g)(i) The parties intend that Buyer and the Staffing Entities shall have a reasonable opportunity to operate profitably, to expand, and to achieve the earnout payments hereunder. Accordingly, during the First Earnout Period, the Second Earnout Period and the Third Earnout Period (collectively, the "Earnout Period"), Parent shall make commercially reasonable efforts to provide capital and other resources to Buyer and the Staffing Entities for such purposes. Additionally, Parent will not unreasonably (in the context of its historical practice) withhold capital or other resources from Buyer or the Staffing Entities. Capital and operating budgets shall be established each year in accordance with the normal practices of Parent, in consultation with management of Buyer and the Staffing Entities, subject to approval of the Board of Directors. Parent agrees that it will fund the working capital requirements of approved capital and operating budgets; provided, however, that Buyer acknowledges that market conditions are subject to change and that it is Parent's current policy to review and modify budgets and relating funding commitments periodically to reflect such changes. Any such review or modification of operating or capital budgets will be conducted in a manner consistent with the frequency and processes used by Parent with its other existing business units. Notwithstanding the above, Parent agrees that Buyer and the Staffing Entities may spend up to 1% of Net Revenues on marketing and advertising per year and up to $50,000 per year on capital expenditures, without further approval of Parent's Board of Directors.

                     (ii) During the Earnout Period, Parent shall accurately maintain separate books and records for Buyer and the Staffing Entities so as to render a determination of Net Revenue, Gross Margin Dollars, Productivity Ratio and EBITDA (collectively, the "Financial Figures") practicable.

                     (iii) For Financial Figure purposes and except as otherwise provided herein, any transactions between Buyer or any of the Staffing Entities and Parent or any of Parent's Affiliates shall be on an arms-length basis and any allocation, charge or fee in transactions between Buyer or any of the Staffing Entities and Parent or any of Parent's Affiliates shall not be less favorable to Buyer or the Staffing Entities than any comparable arrangement for a like basket of goods and/or services between unrelated third parties in the industry.

                     (h) Each of the Seller Parties hereby acknowledge and agree to abide by and be bound by any actions taken by Evans or the Seller Representative even if such actions may adversely affect the payment of any earnout to any of the Seller Parties.

              2.08. Total Consideration Allocation. The parties agree to allocate the consideration paid for the Transferred Assets under this Agreement among the Transferred Assets in accordance with Section 1060 of the Code as mutually agreed to by the parties within one hundred and eighty (180) days after the Closing. If Buyer and Seller are unable to agree, the final allocation of such consideration among the Transferred Assets shall be determined by an independent party mutually agreed to by Parent and the Seller Representative (the "Selected Firm") and the Selected Firm's determination of the allocation shall be final and binding upon the parties hereto for purposes of this Agreement. Buyer and Seller and the shareholders of Seller shall use such mutually agreed-to allocations in preparing any filings required pursuant to
Section 1060 of the Code or any similar provisions of state or local law, shall report the tax consequences of the transactions contemplated by this Agreement in a manner consistent with such allocations on all relevant tax returns and shall not take any position inconsistent therewith.

              2.09. Tax Gross Up Amount. For the purposes of neutralizing the income and franchise tax impact on the Shareholders of structuring the transactions contemplated by this Agreement and the Related Purchase Agreements as a sale of Sellers' (for purposes of this Section 2.09, Sellers shall be defined to be the Seller pursuant to this Agreement and the Seller under each of the Related Purchase Agreements) assets as opposed to a sale of their capital stock held by Shareholders, in addition to the amounts described in Section 2.06, Parent and/or Buyer shall pay an amount in cash (the "Tax Gross Up Amount") mutually agreed upon by the parties as set forth in this Section 2.09 to be equal to the excess of (i) the amount of federal, state and local income taxes incurred by the Shareholders (for purposes of this Section 2.09, Shareholders shall be defined to be the Shareholders pursuant to this Agreement and the Shareholders under each of the Related Purchase Agreements) and the franchise taxes incurred by the Sellers as a result of the sale (the "Asset Sale") of the Transferred Assets hereunder and under the Related Purchase Agreements (taking into account the deduction allowed for state and local taxes paid or payable, the benefit to the Shareholders of any suspended losses available to carry forward to offset gain on the Asset Sale and any other tax benefits accruing to the Shareholders as a result of structuring the transaction contemplated by this Agreement and the Related Purchase Agreements as an asset sale) over (ii) the amount of federal, state and local income taxes that would have been incurred by Shareholders (and franchise taxes that would have been incurred by Sellers, if any) had the Shareholders sold all of their capital stock in Sellers to Buyer for the amount of consideration otherwise provided in this Agreement (the "Deemed Stock Sale"). Notwithstanding anything to the contrary in this Agreement, the maximum amount of the Tax Gross Up Amount payable by Parent and/or Buyer hereunder shall equal One Million One

Hundred Thousand Dollars ($1,100,000). The Tax Gross Up Amount shall be payable as follows:


                     (a) On the Closing Date, Buyer shall deliver by wire transfer (to a bank account designated by Seller in writing at least three (3) Business Days prior to the Closing Date), Six Hundred Thousand Dollars ($600,000) in immediately available funds (the "Closing Date Gross Up Amount"); and

                     (b) On the Closing Date, Buyer shall deliver, by wire transfer (to a bank account designated by the Escrow Agent in writing at least three (3) Business Days prior to the Closing Date), Five Hundred Thousand Dollars ($500,000) to the Escrow Agent to be held and distributed in accordance with the Escrow Agreement. The Escrow Agreement will require the Escrow Agent to distribute to the Seller Representative upon the joint instruction of Buyer and Seller Representative, that portion of the Tax Gross Up Amount (if any) in excess of the Closing Date Gross Up Amount, after final determination of the Tax Gross Up Amount in accordance with this paragraph. On the date that is sixty
(60) days before the filing date of any income or franchise tax return required to be filed with respect to the Asset Sale or any income or franchise tax liability resulting therefrom, the Seller Representative shall deliver to Buyer a written explanation in reasonable detail setting forth Sellers' calculation of the Tax Gross Up Amount, and including copies of drafts of the applicable federal, state and local income tax returns of Sellers and Shareholders on which the applicable income or franchise tax liability will be reported. The Seller Representative shall also deliver to Buyer, or make available to Buyer for inspection, copies of all federal state and local income and franchise tax returns of Sellers and Shareholders for the years beginning from the inception of each Seller. Buyer shall have thirty (30) days after such delivery in which to provide to the Seller Representative a written explanation in reasonable detail of Buyer's objection to such calculation of the Tax Gross Up Amount. If Buyer and the Seller Representative are unable to agree on the Tax Gross Up Amount within twenty (20) days after Buyer delivers such notice of objection, the Tax Gross Up Amount shall be determined by an independent third party selected by the mutual agreement of Buyer and the Seller Representative, and such third party's determination of the Tax Gross Up Amount shall be final and binding upon the parties hereto for purposes of this Agreement. For clarification purposes, the parties agree that the Tax Gross Up Amount is intended to compensate the Shareholders for additional income tax liability arising out of recapture and the allocation of the consideration to the sale of ordinary, rather than capital, assets, and for the franchise taxes payable by the Sellers as a result of the Asset Sale, and that the Tax Gross Up Amount shall include only such incremental taxes. If the Tax Gross Up Amount, as finally determined as set forth above, exceeds the Closing Date Gross Up Amount (such excess, if any, shall be referred to herein as the "Additional Tax Gross Up Amount"), Buyer and Seller Representative shall instruct the Escrow Agent to pay to the Seller Representative the amount of the Additional Tax Gross Up Amount, and to distribute to Buyer any funds remaining in the escrow account relating to the Tax Gross Up Amount. If the Tax Gross Up Amount, as finally determined as set forth above, is less than the Closing Date Gross Up Amount, Seller shall immediately pay to Parent by wire transfer in immediately available funds the amount of such difference. Notwithstanding the foregoing, in the event that the Seller Parties do not file their tax returns by the applicable due date (including any extensions), Seller Parties shall be deemed to have agreed that the Tax Gross Up Amount does not exceed the Closing Date Gross Up Amount, and Buyer shall have the right to deliver a unilateral instruction to the Escrow Agent to distribute all amounts remaining in the escrow related to the Tax Gross Up Amount to the Buyer.

                     (c) Neither Parent nor Buyer shall have any responsibility for the allocation of the Tax Gross Up Amount among the Shareholders or other equityholders of Sellers. The parties agree that the Tax Gross-Up Amount paid hereunder shall be deemed to be part of the purchase price payable for the Transferred Assets hereunder and under the Related Purchase Agreements and any amounts paid out of the escrow as Additional Tax Gross Up Amounts shall be deemed to be an adjustment to the purchase price. The parties further agree that all Tax Returns of Sellers and the Shareholders shall be prepared in a manner consistent with the computations that form the basis for the calculation of the Tax Gross Up Amount, and further agree not to take any position inconsistent with such calculations. Notwithstanding anything to the contrary contained in this Section 2.09, the parties further agree that neither Buyer or Parent shall be liable for any late filing fees or penalties relating to any late filing of any tax return by any of the Seller Parties, and the calculation of the Tax Gross Up Amount pursuant to this Section 2.09 shall not include such late filing fees or penalties.

                                  ARTICLE III.

                    REPRESENTATIONS AND WARRANTIES OF SELLER

              As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated herein, Seller represents and warrants, as of the date of this Agreement and as of the Closing Date, to Buyer as follows:

              3.01. Corporate Existence and Power. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California, and has all corporate power and all governmental licenses, governmental authorizations, governmental consents and governmental approvals required to carry on the Business as now conducted and to own and operate the Transferred Assets as now owned and operated. Seller is not required to be qualified to conduct business in any jurisdiction other than: (a) the jurisdictions set forth in Schedule 3.01, in which jurisdictions Seller is duly qualified to do business and in good standing, and (b) such jurisdictions where the failure to be so qualified, whether singly or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

              3.02. Authorization. The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby are within Seller's corporate powers and have been duly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly and validly executed by Seller and constitutes the legal, valid and binding agreement of Seller, enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and subject to general principles of equity.

              3.03.  Capital Stock; Subsidiaries.

                     (a) The entire authorized capital stock of Seller consists of 10,000 shares, no par value, of common stock (the "Seller Common Stock"), of which 143.896 shares of

Seller Common Stock are issued and outstanding. The Shareholders are the sole owners of all of the outstanding capital stock of the Seller, and their respective ownership of the Seller Common Stock are set forth on Schedule 3.03. Except as set forth on Schedule 3.03, there are no outstanding obligations, options, warrants, convertible securities, phantom stock, stock appreciation rights or other rights, agreements, arrangements or commitments of any kind relating to the capital stock of Seller or obligating Seller to issue or sell any shares of capital stock of, or any other interest in, Seller. Except as set forth on Schedule 3.03, there are no outstanding contractual obligations of Seller to repurchase, redeem or otherwise acquire any shares of Seller Common Stock or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. Except as set forth on
Schedule 3.03, there are no voting trusts, shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Seller Common Stock.

                     (b)    Seller has no Subsidiaries.

              3.04. Governmental Authorization. The execution, delivery and performance by the Seller Parties of this Agreement require no action by, consent or approval of, or filing with, any Governmental Authority. To the best knowledge of Seller, there are no facts relating to the identity or circumstances of Seller that would prevent or materially delay obtaining any of the Required Consents.

              3.05. Non-Contravention. Except as set forth on Schedule 3.05, the execution, delivery and performance by the Seller Parties of this Agreement does not and will not (a) contravene or conflict with the Articles of Incorporation or Bylaws of Seller, true and correct copies of which have been delivered to the Buyer by Seller; (b) assuming receipt of the Required Consents and compliance with the matters referred to in Section 3.04 hereof, contravene or conflict with or constitute a violation of any provision of any Applicable Law binding upon or applicable to Seller, the Business or any of the Transferred Assets; or (c) result in the creation or imposition of any Lien on any of the Transferred Assets, other than Permitted Liens.

              3.06.  Financial Statements; Undisclosed Liabilities.

                     (a) Attached hereto as Exhibit A are true and complete copies of (i) the balance sheets and related statements of operations and retained earnings for Seller for the years ended December 31, 2001, 2000 and 1999, in each case prepared by Frankel, Lodgen, Lacher, Golditch, Sardi & Howard and (ii) the balance sheet and related statements of income and cash flow for Seller for the year ended December 31, 2001 prepared by Seller in accordance with GAAP (collectively, (i) and (ii) the "Annual Statements"), and the balance sheets and related statements of operations for the five (5) months ended May 31, 2002 (collectively, the "Interim Statements" and, together with the Annual Statements, the "Financial Statements"). The May 31, 2002 balance sheet is referred to herein as the "2002 Balance Sheet."

                     (b) Except as set forth on Schedule 3.06(b), each of the Financial Statements (i) has been prepared based on the books and records of Seller in accordance with GAAP and Seller's normal accounting practices, consistent with past practice and with each other, and present fairly the financial condition, results of operations of Seller as of the dates indicated or for the periods indicated; (ii) contains and reflects all necessary adjustments, accruals, provisions and allowances for a fair presentation of its financial condition and the results of its operations for the periods covered by such financial statement; (iii) to the extent applicable, contains and reflects adequate provisions for all reasonably anticipated liabilities for all Taxes, federal, state, local or foreign, with respect to the periods then ended and all prior periods; and (iv) with respect to contracts and commitments for the sale of goods or the provision of services by Seller, contains and reflects adequate reserves for all reasonably anticipated losses and costs and expenses in excess of expected receipts.

                     (c) Except as set forth on Schedule 3.06(c), there are no Liabilities of Seller other than: (i) any Liability accrued as a Liability on the 2002 Balance Sheet; (ii) Liabilities specifically disclosed and expressly identified as such in the schedules to this Agreement; and (iii) Liabilities incurred since the date of the 2002 Balance Sheet in Seller's ordinary course of business consistent with past practice.

              3.07. Absence of Certain Changes. Except as set forth on Schedule 3.07, since the date of the 2002 Balance Sheet, the Business has been conducted in the ordinary course consistent with past practice, and there has not been:

                     (a) to Seller's best knowledge, any event, occurrence, state of circumstances or facts or change in Seller, the Transferred Assets or the Business that has had or that may be reasonably expected to have, either alone or together, a Material Adverse Effect;

                     (b) to Seller's best knowledge, (i) any change in any Liability of Seller reflected in the 2002 Balance Sheet or that should be reflected as a Liability on the 2002 Balance Sheet that has had or may be reasonably expected to have a Material Adverse Effect or (ii) any incurrence, assumption or guarantee of any indebtedness for borrowed money by Seller in connection with the Business, any of the Transferred Assets or otherwise;

                     (c) any (i) payments by Seller in respect of Debt of Seller or in satisfaction of any Liabilities of Seller related to the Business, other than in the ordinary course of business consistent with past practice, or the guarantee by Seller of the Debt of any other Person; or (ii) creation, assumption or sufferance of the existence of (whether by action or omission) any Lien on any Transferred Asset, other than Permitted Liens;

                     (d) any commitment made, or any Contract entered into, by Seller (including the acquisition or disposition of any Transferred Assets), or any waiver, amendment, termination or cancellation of any Contract by Seller, or any relinquishment of any rights thereunder by Seller, or of any other right or debt owed to Seller, other than in each such case actions taken in the ordinary course of business consistent with past practice;

                     (e) any (i) grant of any severance, continuation or termination pay to any director, officer, stockholder or employee of Seller or any Associate of any of the foregoing, (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer, stockholder or employee of Seller or any Associate of any of the foregoing, (iii) increase in benefits payable or potentially payable under any severance, continuation or termination pay policies or employment agreements with any director, officer, stockholder or employee of Seller or any Associate of any of the foregoing, (iv) increase in compensation, bonus or other benefits payable or potentially payable to directors, officers, stockholders or employees of Seller or any Associate of any of the foregoing, (v) change in the terms of any bonus, pension, insurance, health or other Benefit Plan of Seller, or (vi) representation of Seller to any employee or former employee of any of the foregoing that Buyer would assume, continue to maintain or implement any Benefit Plan after the Closing Date;

                     (f) any loan to or guarantee or assumption of any loan or obligation on behalf of any stockholder, director, officer or employee of Seller or to any Associate of Seller, except reasonable travel advances and expenses occurring in the ordinary course of business consistent with past practice;

                     (g) any change by Seller in its accounting principles, methods or practices or in the manner it keeps its books and records or any change by Seller of its current practices with regards to sales, receivables, payables or accrued expenses, other than those changes resulting from Deloitte & Touche LLP's audit of Seller's financial statements;

                     (h) any distribution, dividend, bonus or other payment by Seller to any officer, director, stockholder or Affiliate of Seller (collectively, "Distributions");

                     (i) the entering into of any Contract or other arrangement between Seller and any officer, director, stockholder or Affiliate of Seller;

                     (j) any (i) single capital expenditure or commitment in excess of Fifteen Thousand Dollars ($15,000) for additions to property, plant, equipment or intangible capital assets, (ii) capital expenditures or commitments in an aggregate amount in excess of Thirty Thousand Dollars ($30,000) for additions to property, plant, equipment or intangible capital assets or capital expenditures, (iii) sale, assignment, transfer, lease or other disposition of or agreement to sell, assign, transfer, lease or otherwise dispose of any asset or property having a value of Ten Thousand Dollars ($10,000) in the aggregate;

                     (k) to Seller's best knowledge, any labor dispute or any activity or proceeding by a labor union or representative thereof to organize any employees of Seller, who were not subject to a collective bargaining agreement at the date of the 2002 Balance Sheet, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any such employees; or

                     (l) any payment, discharge or satisfaction of any Liabilities of Seller, other than payments, discharges or satisfactions in the ordinary course of business consistent with past practice.

              3.08.  Properties; Leases; Tangible Assets.

                     (a) Seller has good and valid title to or, in the case of leased properties or properties held under license, good and valid leasehold or license interests in, all of its properties, including all such properties (real, personal or mixed, tangible or intangible (including the Intellectual Property Rights)) reflected on the 2002 Balance Sheet. Except as disclosed in Schedule 3.08(a), Seller holds title to each such property and asset free and clear of all Liens, adverse claims or any other rights of others or other adverse interests of any kind, including leases, chattel mortgages, conditional sales contracts, collateral security arrangements and other title or interest retention arrangements (collectively, "Encumbrances"), except Permitted Liens.

                     (b) All material tangible properties and assets (other than inventory) included in the Transferred Assets are in reasonably serviceable operating condition and repair and are adequate for the uses to which they are put, and no material properties or assets necessary for the conduct of the Business in substantially the same manner as the Business has heretofore been conducted are in need of replacement, maintenance or repair, except for routine replacement, maintenance and repair.

                     (c)    Seller owns no real property.

                     (d) Schedule 3.08(d) sets forth all personal property leases to which Seller is a party or by which it is bound and that are necessary for the conduct of the Business in substantially the same manner as the Business has heretofore been conducted and all real property leases (such Schedule 3.08(d) describing separately those leases relating to real property (the "Leased Real Property") and those leases relating to personal property and indicating where appropriate those leases that have been recorded for tax, protection of title or interest, or other purposes) entered into by Seller (the "Leases"). With respect to the Leases, there exist no material defaults by Seller or, to the best knowledge of Seller, any default or threatened default by any third party thereunder, that has affected or could reasonably be expected to affect the rights and privileges thereunder of Seller or result in any Liability of Seller. Except as disclosed in Schedule 3.08(d), each Lease is a legal, valid and binding obligation of Seller, and, to the best knowledge of Seller, each other party thereto, enforceable against each such party thereto in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and subject to general principles of equity. Except as provided in Schedule 3.08(d), the transfer of the Transferred Assets contemplated by this Agreement will not result in any default, penalty or modification to any Lease, nor will any consents thereto be required.

                     (e) Except as disclosed in Schedule 3.08(e), (i) to Seller's best knowledge, the current use and operation of all Leased Real Property is in compliance with all Applicable Laws (including, without limitation, laws relating to parking, zoning and land use) and public and private covenants and restrictions, (ii) Seller has not received written notice of non-compliance with any Applicable Laws and (iii) to Seller's best knowledge, the utilities, access and parking for each such Leased Real Property are adequate for the current use and operation of each such Leased Real Property.

                     (f) Except as disclosed in Schedule 3.08(f), to Seller's best knowledge, there are no zoning, building code, occupancy restriction or other land-use regulation proceedings or, to the best knowledge of Seller, any proposed change in any Applicable Laws, which could detrimentally affect the use or operation of any Leased Real Property, nor has Seller received any written notice of any special assessment proceedings affecting the Leased Real Property, or applied for any change to the zoning or land use status of the Leased Real Property.

                     (g) Seller has obtained all licenses, permits, approvals, easements and rights of way (and all such items are currently in full force and effect) required from any Governmental Authority having jurisdiction over each Leased Real Property or from private parties for the current use and operation of each Leased Real Property, other than those the absence of which would not affect the use or operation of such Leased Real Property in the manner currently used or operated by Seller.

              3.09. Sufficiency of and Title to the Transferred Assets. Upon consummation of the transactions contemplated by this Agreement, Seller will have sold, assigned, transferred and conveyed to Buyer, free and clear of all Liens or Encumbrances, other than Permitted Liens, good and marketable title to or other right to use all of the Transferred Assets, which constitute all of the properties and assets now held or employed by Seller in connection with the Business and necessary for the conduct of the Business, other than the Excluded Assets.

              3.10.  Affiliates. Except as set forth in Schedule 3.10, none of
(i) Seller, (ii) to the best knowledge of Seller, any stockholder of Seller or any Affiliate of any such stockholder or any Associate of any such stockholder or Affiliate or (iii) any officer or director of Seller (or any immediate family member of any such officer or director):

                     (a) now has or is or at any time subsequent to June 30, 2002 had, either directly or indirectly, an equity or debt interest in any Person which furnishes or sells, or during such period furnished or sold, services or products to Seller, or purchases, or during such period purchased, from Seller any goods or services, or otherwise does, or during such period did, business with Seller; provided, however, that no Person identified in clauses
(i), (ii) or (iii) of this Section 3.10 shall be deemed to have such an interest solely by virtue of the ownership of less than one percent (1%) of the outstanding voting stock or debt securities of any publicly-held company, the stock or debt securities of which are traded on a national stock exchange or quoted on the National Association of Securities Dealers Automated Quotation System; or

                     (b) was a party to any contract, commitment or agreement to which Seller is, or during such period was, a party or under which any of them is or was obligated or bound or to which any of their properties may be or may have been subject.

              3.11. Litigation. Except as disclosed in Schedule 3.11, (i) there are no actions, suits, claims, hearings, arbitrations, proceedings (public or private) or governmental investigations that have been brought by or against any Governmental Authority or any other Person (collectively, "Proceedings") pending or, to the best knowledge of Seller, threatened, against or by Seller, the Business or any of the Transferred Assets or which seek to enjoin or rescind the transactions contemplated by this Agreement; and (ii) there are no existing orders, judgments or decrees of any Governmental Authority naming Seller as an affected party or otherwise affecting any of the Transferred Assets or the Business.

              3.12.  Contracts.

                     (a) Schedule 3.12(a) sets forth a complete list of all existing contracts, commitments and obligations (whether written or oral) of Seller and the Business that are material to Seller, including without limitation, the following (collectively with the Leases and the Employment Agreements, the "Scheduled Contracts"):

                            (i)    each agreement or arrangement of Seller that
requires the payment or incurrence of Liabilities, or the rendering of services, by Seller, subsequent to the date of this Agreement, of more than Ten Thousand Dollars ($10,000);

                            (ii)   all Contracts relating to, or evidences of,
or guarantees of, or providing security for, Debt or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset);

                            (iii)  all license, sale, distribution, commission,
marketing, agent, franchise, technical assistance or similar agreements relating to or providing for the marketing and/or sale of the products or services to which Seller is a party or by it is otherwise bound;

                            (iv)   all acquisition, partnership, joint venture,
teaming arrangements or other similar Contracts, arrangements or agreements entered into by the Company since its incorporation; and (v) each agreement, arrangement, contract, commitment or obligation of Seller restricting or otherwise affecting the ability of Seller to compete in the Business or otherwise in any jurisdiction.

                     (b) Seller has made true and correct copies of all such Scheduled Contracts available to Buyer. To the best knowledge of Seller, no notice of material default arising under any Scheduled Contract has been delivered to or by Seller. Except as disclosed in Schedule 3.12(b), each Scheduled Contract is a legal, valid and binding obligation of Seller and each other party thereto, enforceable against each such party thereto in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and subject to general principles of equity, and neither Seller nor, to Seller's best knowledge, the other party thereto is in default thereunder. Except as provided in Schedule 3.12(b), the transfer of the Transferred Assets contemplated by this Agreement will not result in any default, penalty or modification to any Scheduled Contract.

                     (c) Schedule 3.12(c) sets forth a list (by name, address and Persons to contact) of the twelve (12) largest (determined by aggregation of revenues generated from such Persons by all of Seller's and its Affiliates' offices) clients of Seller for the six quarters ended June 30, 2002, together with the approximate dollar amount of services provided to such Persons during said period and a summary description of the services provided.

              3.13.  Permits; Required Consents.

                     (a) To Seller's best knowledge, Schedule 3.13(a) sets forth all approvals, authorizations, certificates, consents, licenses, orders and permits and other similar authorizations of all Governmental Authorities (and all other Persons) necessary for the operation of the Transferred Assets or the Business in substantially the same manner as currently operated or affecting or relating in any way to the Business (the "Permits").

                     (b) Schedule 3.13(b) lists (i) each governmental or other registration, filing, application, notice, transfer, consent, approval, order, qualification and waiver known by Seller to be required under Applicable Law to be obtained by Seller by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby to avoid the loss of any Permit or otherwise (each, a "Required Governmental Approval"), and (ii) each Scheduled Contract with respect to which the consent of the other party or parties thereto must be obtained by Seller by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby to avoid the invalidity of such Scheduled Contract, the termination thereof, a breach or default thereunder or any other change or modification to the terms thereof (each, a "Required Contractual Consent" and, together with the Required Governmental Approvals, the "Required Consents").

              3.14.  Compliance with Applicable Laws. Except as set forth in
Schedule 3.14, Seller has not violated or infringed, nor is it in violation or infringement of, any material Applicable Law or any order, writ, injunction or decree of any Governmental Authority.

              3.15. Employment Agreements; Change in Control; and Employee Benefits.

                     (a) Except as set forth on Schedule 3.15(a), there are no employment, consulting, severance pay, continuation pay, termination pay or indemnification agreements or other similar agreements of any nature whatsoever (collectively, "Employment Agreements") between Seller, on the one hand, and any current or former stockholder, officer, director, employee or Affiliate of Seller or any consultant or agent of Seller, on the other hand, that are currently in effect. Except as set forth on Schedule 3.15(a), there are no Employment Agreements or any other similar agreements to which Seller is a party under which the transactions contemplated by this Agreement (i) will require any payment by Seller, Buyer, or any consent or waiver from any stockholder, officer, director, employee or Affiliate of Seller, any of their respective Associates or any consultant or agent of Seller or Buyer or (ii) will result in any change in the nature of any rights of any stockholder, officer, director, employee or Affiliate of Seller, or any of their respective Associates or any consultant or agent of Seller under any such Employment Agreement or other similar agreement.

                     (b) Schedule 3.15(b) sets forth all Benefit Plans of Seller. Seller has made true and correct copies of all governing instruments and related agreements pertaining to such Benefit Plans available to Buyer, including, in the case of any Benefit Plan not set forth in writing, a written description thereof.

                     (c) Except as set forth on Schedule 3.15(c), neither Seller nor any of its ERISA Affiliates sponsors or, within the last five (5) years has sponsored, maintained, contributed to, or incurred an obligation to contribute to, any Employee Pension Benefit Plan.

                     (d) Neither Seller nor any of its ERISA Affiliates sponsors or has ever sponsored, maintained, contributed to, or incurred an obligation to contribute to any Multiemployer Plan or to a Multiple Employer Plan.

                     (e) No individual shall accrue or receive additional benefits, service or accelerated rights to payments of benefits under any Benefit Plan, including the right to receive any parachute payment, as defined in Section 280G of the Code, or become entitled to severance, termination allowance or similar payments as a direct result of the transactions contemplated by this Agreement.

                     (f) No Employee Benefit Plan has participated in, engaged in or been a party to any non-exempt Prohibited Transaction, and neither Seller nor any of its ERISA Affiliates has had asserted against it any claim for taxes under Chapter 43 of Subtitle D of the Code and Section 5000 of the Code, or for penalties under ERISA Section 502(c), (i) or (l), with respect to any Employee Benefit Plan nor, to the best knowledge of Seller, is there a basis for any such claim. No officer, director or employee of Seller has committed a material breach of any responsibility or obligation imposed upon fiduciaries by Title I of ERISA with respect to any Employee Benefit Plan.

                     (g) Other than routine claims for benefits, there is no claim pending or, to the best knowledge of Seller, threatened, involving any Benefit Plan by any Person against such plan, Seller, or any of its ERISA Affiliates. There is no pending or, to the best knowledge of Seller, threatened, proceeding involving any Employee Benefit Plan before the IRS, the United States Department of Labor or any other Governmental Authority.

                     (h) There is no violation of any reporting or disclosure requirement imposed by ERISA or the Code with respect to any Benefit Plan that could have a Material Adverse Effect.

                     (i) Each Benefit Plan has at all times prior hereto been maintained in all material respects, by its terms and in operation, in accordance with ERISA and the Code. In accordance with Applicable Law, each Benefit Plan can be amended or terminated at any time, without consent from any other party and without liability other than for benefits accrued as of the date of such amendment or termination. Seller and its ERISA Affiliates have made full and timely payment of all amounts required to be contributed under the terms of each Benefit Plan and Applicable Law or required to be paid as expenses under such Benefit Plan, and Seller and its ERISA Affiliates shall continue to do so through the Closing.

                     (j) With respect to any Group Health Plans maintained by Seller or its ERISA Affiliates, whether or not for the benefit of Seller's employees, Seller and its ERISA Affiliates have complied in all material respects with the provisions of Part 6 of Title I of ERISA and Sections 4980B, 9801 and 9802 of the Code. Seller is not obligated to provide health care benefits of any kind to its retired employees pursuant to any Employee Benefit Plan, including without limitation, any Group Health Plan, or pursuant to any agreement or understanding, other than as required by Applicable Law.

                     (k) Seller has made available to the Buyer a copy of (i) the three (3) most recently filed Federal Form 5500 series and accountant's opinion, if applicable, for each Employee Benefit Plan, (ii) the most recent IRS determination letter obtained with respect to each Benefit Plan intended to be qualified under Section 401(a) of the Code or exempt under Section 501(a) of the Code and (iii) the most recently prepared financial statements of each Benefit Plan.

                     (l)    Each Benefit Plan intended to be qualified under
Section 401(a) of the Code has been determined to be so qualified by the IRS. Each trust established in connection with any Benefit Plan which is intended to be exempt from Federal income taxation under Section 501(a) of the Code has been determined to be so exempt by the IRS. Since the date of each most recent determination referred to in this Section 3.15(l), no event has occurred and no condition or circumstance has existed that has adversely affected, or is likely to adversely affect, the qualified status of any Benefit Plan.

              3.16.  Labor and Employment Matters.

                     (a) Except as set forth on Schedule 3.16(a), no collective bargaining agreement exists that is binding on Seller and, except as described on Schedule 3.16(a), no petition has been filed or proceedings instituted by an employee or group of employees with any labor relations board seeking recognition of a bargaining representative. Schedule 3.16(a) describes any organizational effort that, to the best knowledge of Seller, is currently being made or threatened or has been made since January 1, 2001 by or on behalf of any labor union to organize any employees of Seller.

                     (b) Except as set forth on Schedule 3.16(b), (i) there is no labor strike, slow down or stoppage pending or, to the best knowledge of Seller, threatened, against or directly affecting Seller; (ii) no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is pending and no claims therefor exist; and (iii) neither Seller nor any of its respective Affiliates has received any notice or has any knowledge of any threatened labor or employment dispute, controversy or grievance or any other unfair labor practice proceeding or breach of contract claim or action with respect to claims of, or obligations to, any employee or group of employees of Seller.

                     (c) If required under the Workers Adjustment and Retraining Notification Act or other applicable state law regulating plant closing or mass layoffs, Seller and its Affiliates have timely caused there to be filed or distributed, as appropriate, all required filings and notices with respect to employment losses occurring through the Closing Date.

                     (d) Seller and its Affiliates have complied and are currently complying, in respect of all employees of Seller and its Affiliates, with all Applicable Laws respecting employment and employment practices and the protection of the health and safety of employees, from whatever source such law may be derived, including, without limitation, statutes, ordinances, laws, rules, regulations, policies, standards, judicial or administrative precedents, judgments, orders, decrees, awards, citations, licenses, official interpretations and guidelines ("Labor Laws"), except for such instances which would not, in the aggregate, result in a Material Adverse Effect.

                     (e) All individuals who are performing or have performed services for Seller or any of its Affiliates and who are or were classified by Seller or any of its Affiliates as "independent contractors" qualify for such classification under Section 530 of the Revenue Act of 1978 or Section 1706 of the Tax Reform Act of 1986, as applicable, except for such instances which would not, in the aggregate, result in a Material Adverse Effect.

              3.17.  Intellectual Property.

                     (a) Schedule 3.17(a) sets forth a complete and correct list of each patent, patent application and docketed invention, trademark, trade name, trademark or trade name registration or application, copyright or copyright registration or application for copyright registration, servicemark, brand mark or brand name or any pending application related thereto, or any trade secret, proprietary know-how, programs or processes or any similar rights, and each license or licensing agreement for any of the foregoing relating to any Transferred Asset or the Business or held by Seller (the "Intellectual Property").

                     (b) Except as disclosed in Schedule 3.17(b), Seller has not during the three years preceding the date of this Agreement been a party to any Proceeding, nor to the best knowledge of Seller is any Proceeding threatened, in any case, as to which there is a reasonable possibility of a determination adverse to Seller, that involved or may involve a claim of infringement brought by any Person (including any Governmental Authority) with respect to the Intellectual Property. Except as disclosed in Schedule 3.17(b), the Seller's use of the Intellectual Property is not subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by Seller, or restricting the licensing thereof by Seller to any Person. Except as disclosed in Schedule 3.17(b), to Seller's best knowledge, the current use of such Intellectual Property by Seller does not conflict with, infringe upon or violate any patent, patent license, patent application, trademark, tradename, trademark or tradename registration, copyright, copyright registration, service mark, brand mark or brand name or any pending application relating thereto, or any trade secret, know-how, programs or processes, or any similar rights, of any Person.

                     (c) Except as set forth in Schedule 3.17(c), Seller either owns the entire right, title and interest in, to and under, or has acquired an express license to use or, in connection with the acquisition of Equipment or Inventory, has acquired an implied license to use, any and all patents, trademarks, tradenames, brand names and copyrights which are material to the conduct of the Business in the manner that the Business has heretofore been conducted. No other inventions, processes, computer programs, know-how, formulae, trade secrets, patents, chip designs, mask works, trademarks, trade names, brand names, copyrights, licenses or applications for any of the foregoing are reasonably necessary for the unimpaired continued operation of the Business in the manner that the Business has heretofore been conducted.

              3.18. Advisory Fees. Except for Barrington Associates, there is no investment banker, broker, finder or other intermediary or advisor that has been retained by or is authorized to act on behalf of Seller, who is entitled to any fee, commission or reimbursement of expenses from Seller, Buyer or any of their respective Affiliates or Associates upon consummation of the transactions contemplated by this Agreement or otherwise.

              3.19.  Environmental Compliance.

                     (a) Except as disclosed in Schedule 3.19(a), Seller has obtained all approvals, authorizations, certificates, consents, licenses, orders and permits or other similar authorizations of all Governmental Authorities, or from any other Person, that are required under any Environmental Law. Schedule 3.19(a) sets forth all material permits, licenses and other authorizations issued under any Environmental Law relating to Seller, the Business or the Transferred Assets.

                     (b) Except as disclosed in Schedule 3.19(b), Seller is in compliance with all terms and conditions of all Permits of all Governmental Authorities (and all other Persons) required under all Environmental Laws that are used in the Business or that relate to Seller or the Transferred Assets. Seller is also in compliance in all material respects with all other limitations, restrictions, conditions, standards, requirements, schedules and timetables required or imposed under all Environmental Laws.

                     (c) Except as set forth in Schedule 3.19(c), there are no past or present events, conditions, circumstances, incidents, actions or omissions imposed on Seller relating to or in any way affecting Seller, the Business or the Transferred Assets that violate, or may violate after the Closing, any Environmental Law, or that may give rise to any Environmental Liability, or otherwise form the basis of any claim, action, demand, suit, Proceeding, hearing, study or investigation (i) under any Environmental Law,
(ii) based on or related to the manufacture, processing, distribution, use, treatment, storage (including without limitation underground storage tanks), disposal, transport or handling, or the emission, discharge, release or threatened release of any Hazardous Substance or (iii) resulting from exposure to workplace hazards.

                     (d) Seller has delivered to Buyer all environmental documents, studies and reports in its possession or under its control relating to: (i) any facilities or real property ever owned, operated or leased by Seller; or (ii) any Environmental Liability of Seller or the Business.

              3.20. Insurance. Schedule 3.20 sets forth a complete and correct list of all insurance policies of any kind currently in force or in force at any time subsequent to December 31, 2000 with respect to the Business (the "Insurance Policies"), including all "occurrence based" liability policies regardless of the periods to which they relate. Schedule 3.20 also sets forth for each such Insurance Policy the type of coverage, the name of the insureds, the insurer, the premium, the expiration date, the period to which it relates, the deductibles and loss retention amounts and the amounts of coverage.

              3.21.  Tax Matters.

              Except as set forth on Schedule 3.21:

                     (a) Seller has duly and timely filed all Tax Returns required to be filed with respect to the Transferred Assets, and such Tax Returns are complete and accurate and correctly reflect the Tax liability required to be reported thereon. Such Tax Returns do not contain (and were not required to contain in order to avoid the imposition of a penalty) a disclosure statement under Section 6662 of the Code (or any predecessor provision or comparable provision of state, local or foreign law).

                     (b) Seller and the shareholders of Seller have timely paid all Taxes that have become due and payable with respect to the Transferred Assets prior to the Closing Date, and have adequately provided in the Financial Statements for all Taxes accrued through the date of such Financial Statements that were not yet due and payable as of the date thereof; all Taxes of Seller accrued with respect to the Transferred Assets following the end of the most recent period covered by the Financial Statements have been accrued in the ordinary course of business of Seller. Seller has not taken any action not in accordance with past practice that would have the effect of deferring a measure of Tax with respect to the Transferred Assets (including but not limited to income, sales, gross receipts or payroll) from a period (or portion thereof) ending on or prior to the Closing to a period (or portion thereof) beginning after the Closing; and no election has been made with respect to Taxes of Seller in any Tax Return that has not been provided to Buyer.

                     (c) No claim for assessment or collection of Taxes with respect to the Transferred Assets has been or is presently being asserted against Seller or its shareholders; no rationale underlying a claim for Taxes with respect to the Transferred Assets has been asserted previously by any taxing authority that reasonably could be expected to be asserted in any other period; and Seller is not a party to any action, proceeding, audit or investigation by any taxing authority nor does Seller have knowledge of any such threatened action, proceeding, audit or investigation.

                     (d) There are no Taxes of Seller or the shareholders of Seller or deficiencies in Taxes or claims for Taxes against Seller or the shareholders of Seller for any taxable period that could become a liability of, or which could be assessed or collected against Buyer as a result of or after the transfer of assets contemplated by this Agreement.

                     (e) The Transferred Assets are subject to no Liens for Taxes other than Liens for current Taxes not yet due and payable on the Transferred Assets or which are being contested in good faith.

                     (f) All amounts that are required to be collected or withheld by Seller, or with respect to Taxes of Seller or the shareholders of Seller, have been duly collected or withheld and all such amounts that are required to be remitted to any taxing authority have been duly remitted.

                     (g) None of the Transferred Assets is property that is required to be treated as owned by any other Person pursuant to the "safe harbor lease" provisions of former Section 168(f)(8) of the Code and in effect immediately prior to the enactment of the Tax Reform Act of 1986 and none of the Transferred Assets is "tax exempt use property" within the meaning of Section 168(h) of the Code.

                     (h) Seller is not a party to or bound by any obligation under any Tax sharing, Tax allocation, Tax indemnity or similar agreement or arrangement.

                     (i) At all times during Seller's existence through the Closing Date, Seller has been and will be an "S corporation," as such term is defined in Section 1361(a)(1) of the Code (and comparable provisions of state, local or foreign law), and neither Seller nor any of its shareholders has taken any action that would cause, or would result in, the termination of such S corporation status. None of the income or gain of Seller recognized prior to or in connection with the Closing has been or will be subject to Section 1374 or 1375 of the Code.

              3.22. Clients. Schedule 3.22 sets forth (i) the ten (10) largest clients by gross revenues to Seller during the last fiscal year (the "Significant Clients"). Since December 31,

2001, no Significant Client has: (a) stopped or expressly stated its intention to stop doing business with Seller, (b) reduced or expressly stated its intention to materially reduce, its business with Seller or (c) changed or expressly stated its intention to change, materially the terms and conditions on which it is prepared to do business with Seller. No Significant Client has given Seller notice or expressly stated that, as a result of the transactions contemplated by this Agreement, it will: (x) not do business with Seller (y) reduce substantially its business with Seller, or (z) change the terms and conditions on which it is prepared to do business with Seller. Seller has no knowledge of any facts, conditions or events that would give rise to a material claim by Seller against any of its Significant Clients or any material claim by a Significant Client against Seller.

              3.23. Books and Records. Seller has maintained books and records which, in reasonable detail, accurately and fairly reflect all material transactions entered into by Seller or to which Seller is a party. Seller has not engaged in any transaction, maintained any bank account or used any corporate funds, except for transactions, bank accounts and funds which have been and are reflected in its normally maintained books and records.

              3.24. Warranties. Schedule 3.24 sets forth a summary of the material terms of all unexpired service warranties and guarantees given by Seller to any client. Except as described on Schedule 3.24, (i) no claims are pending or, to Seller's best knowledge, are threatened under the service warranties of Seller thereof, and (ii) to Seller's best knowledge, there exists no event or circumstance which after notice or the passage of time on both, could create or result in liabilities or obligations under any of the service warranties of Seller.

              3.25. Bank Accounts. Schedule 3.25 sets forth a true and complete list of all bank accounts, safe deposit boxes and lock boxes of Seller, including the names in which such accounts or boxes are held and identification of all Persons authorized to draw thereon or have access thereto.

              3.26. Certain Business Practices. To the extent applicable to Seller and its officers, directors, employees and representatives, Seller and its officers, directors, employees and representatives have complied in all material respects with the U.S. Foreign Corrupt Practices Act or any similar such law in any foreign jurisdiction. Neither Seller nor any of its officers, directors, employees or representatives has, directly or indirectly, used funds or other assets (regardless of form or description of such payment) of Seller, or made any promise or undertaking in such regard, for any illegal payments to or for the benefit of any Person, to secure favorable treatment of a contract or the Business or for the establishment or maintenance of a secret or unrecorded fund; and there have been no false or fictitious entries made in the books or records of Seller relating to any such illegal payment or secret or unrecorded fund.

              3.27. Complete Disclosure. No representation or warranty by the Seller in this Agreement, and no exhibit, schedule, statement, certificate, or other writing furnished to the Buyer, Parent or its advisors pursuant to this Agreement or the Ancillary Agreements to which it is a party, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein not misleading.

              3.28. No Other Representations. Seller shall not be deemed to have made to Parent and Buyer any representation or warranty other than as made by Seller in this Article III.

                                   ARTICLE IV.

            CERTAIN REPRESENTATIONS AND WARRANTIES OF SELLER PARTIES

              As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated herein, each of the Seller Parties, jointly and severally, hereby represents and warrants, as of the date of this Agreement and as of the Closing Date, to Buyer as follows:

              4.01. Understanding that Shares will Be Issued without Registration. Each of the Seller Parties understands that the Shares will be issued without registration under the Securities Act, in reliance upon exemptions from registration under the Securities Act including, without limitation, the safe harbor provided by Regulation D promulgated under Section 4(2) of the Securities Act. Each of the Seller Parties further understands that such exemptions depend in part upon, and such shares will be issued in reliance on, the representations and warranties made by the Seller Parties in this
Article IV.

                     (a) Each of the Seller Parties will acquire the Shares for their own respective accounts for investment purposes only and not with a view to resale or other distribution thereof, in whole or in part; and none of the Seller Parties will assign, sell, hypothecate or otherwise transfer the Shares unless (i)(a) a registration statement is in effect under the Securities Act with respect to such Shares or (b) an applicable exemption from registration is available and a written opinion of counsel acceptable to Buyer is obtained to the effect that no such registration is required pursuant to the application of such exemption (except that no opinion of counsel shall be necessary if the sale is made in a routine transaction under Rule 144 promulgated under the Securities
Act), and (ii) they have complied with all applicable holding periods imposed by the Securities Act (and the regulations thereunder) and this Agreement.

                     (b) Each of the Seller Parties acknowledges, agrees and is aware that: (i) no United States federal or state or any foreign agency has passed upon the accuracy, validity or completeness of this Agreement or made any finding or determination as to the fairness of an investment in the Shares; (ii) there may be restrictions on the transferability of the Shares; (iii) the Shares have not been registered under the Securities Act or under the securities laws of any other jurisdiction; (iv) an offer or sale of any of the Shares by any of the Seller Parties in the absence of registration under the Securities Act will require the availability of an exemption thereunder; and (v) a restrictive legend is or shall be placed on the certificates representing the Shares and a notation shall be made in the appropriate records of Parent indicating that the Shares are subject to restrictions on transfer.

              4.02. Accredited Investor. Each of the Seller Parties qualifies as an "accredited investor" within the meaning of Rule 501 under the Securities Act.

              4.03. Receipt of Information; Access to Information. Each of the Seller Parties acknowledges that he, she or it:

                     (a) has been furnished with the Certificate of Incorporation and Bylaws of Parent, the Parent SEC Reports and any documents that may have been made available upon its, his or her request (collectively, the "Other Documents"), and are capable of understanding and evaluating the risks of acquiring the Shares;

                     (b) has been given the opportunity to ask questions of, and receive answers from, Buyer and/or Parent and their respective officers concerning the terms and conditions of the acquisition of the Shares and other matters pertaining to an investment in the Shares, has been given the opportunity to obtain such additional information necessary to evaluate the merits and risks of acquiring the Shares to the extent Buyer or Parent possesses such information, and has received all documents and information that each of them has requested relating to an investment in the Shares;

                     (c) has not relied upon any representations or other information (whether oral or written) from Buyer or Parent or their respective directors, officers or Affiliates, or from any other Persons, other than the representations of Buyer and Parent made in this Agreement and the Other Documents;

                     (d) is familiar with the nature of and risks attendant to investments in the business of Parent and securities in general and has carefully considered and has, to the extent he, she or it believes such discussion necessary, discussed with his, her or its respective professional legal, financial and tax advisers the suitability of an investment in the Shares for his, her or its respective financial and tax situations and has determined that the Shares are a suitable investment for him, her or it; and

                     (e) has made, and is solely responsible for making, his, her or its respective own independent evaluations of the economic and other risks involved in his, her or its respective investments in the Shares and his, her or its own respective independent decisions to make such investments.

              4.04. Authority Relative to this Agreement. Each of the Seller Parties has all requisite legal right, power and authority to execute and deliver this Agreement and the Ancillary Agreements to which they are signatories and to perform their respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and the Ancillary Agreements to which the Seller Parties are signatories will be, duly and validly executed and delivered by the Seller Parties and, assuming that this Agreement constitutes, and the Ancillary Agreements to which they are signatories will constitute when signed, the legal, valid and binding obligations of the other parties hereto and thereto, each such agreement constitutes or will constitute the legal, valid and binding obligation of the Seller Parties, as the case may be, enforceable in accordance with its terms subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws (including court decisions) and doctrines affecting the rights of creditors generally and general equitable principles.

                                   ARTICLE V.

               REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER

              As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated herein, each of Parent and Buyer hereby, jointly and severally, represents and warrants to each of the Seller Parties as follows:

              5.01. Corporate Existence and Power. Parent and Buyer are corporations duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and Parent and Buyer have all corporate power to enter into this Agreement and consummate the transactions contemplated hereby. Each of Parent and Buyer is duly qualified to do business as a foreign corporation in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary to carry on its business as now conducted, except for those jurisdictions where in the aggregate the failure to be so qualified is not, and is not reasonably expected to become, material.

              5.02. Corporate Authorization. The execution, delivery and performance by Parent and Buyer of this Agreement and the consummation by Parent and Buyer of the transactions contemplated hereby are within the corporate powers of Parent and Buyer and have been duly authorized by all necessary corporate action on the part of Parent and Buyer. This Agreement constitutes the legal, valid and binding agreement of Parent and Buyer, enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and subject to general principles of equity.

              5.03. Governmental Authorization. The execution, delivery and performance by Parent and Buyer of this Agreement require no action by, consent or approval of, or filing with, any Governmental Authority other than any actions, consents, approvals or filings otherwise expressly referred to in this Agreement.

              5.04. Non-Contravention. The execution, delivery and performance by Parent and Buyer of this Agreement does not (a) contravene or conflict with the Certificate of Incorporation or Bylaws of Parent or Buyer, (b) except as set forth on Schedule 5.04, contravene or constitute a material default under any agreement to which Parent or Buyer is a party or (c) assuming compliance with the matters referred to in Section 5.03, contravene or conflict with or constitute a violation of any provision of any Applicable Law binding upon or applicable to Parent or Buyer.

              5.05.  Parent SEC Filings; No Material Adverse Effect.

                     (a) Parent has filed all forms, reports and documents required to be filed with the SEC since January 1, 2001, and has heretofore delivered or made available to the Seller Parties, in the form filed with the SEC, (i) its Annual Report on Form 10-K for the fiscal year ended December 30, 2001, (ii) its Quarterly Reports on Form 10-Q for the periods ended March 31, 2002, and (iii) all proxy statements relating to Parent's meetings of stockholders (whether annual or special) held since January 1, 2001, (iv) all Forms 8-K filed by Parent with the SEC since January 1, 2001, (v) all other reports or registration statements filed by Parent with the SEC since January 1, 2001, and (vi) all amendments and supplements to all such reports and registration statements filed by Parent with the SEC since January 1, 2001 (collectively, the "Parent SEC Reports"). The Parent SEC Reports were prepared in substantial compliance as to form with the requirements of the Securities Act or the Exchange Act, as the case may be, and did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                     (b) Since January 1, 2002, there has been no Material Adverse Effect on Parent or its Subsidiaries, taken as a whole, and since the date of Parent's last filing with the SEC, no event has occurred which would require any filing by Parent with the SEC regarding any such event.

              5.06. No Other Representations. Neither Parent nor Buyer shall be deemed to have made to any of the Seller Parties any representation or warranty other than as made by Parent and Buyer in this Article V.

                                   ARTICLE VI.

                               COVENANTS OF SELLER

              Seller hereby agrees that:

              6.01. Compliance with Terms of Required Contractual Consents. On and after the Closing Date, Seller shall comply at its own expense with all conditions and requirements applicable to it set forth in each Required Contractual Consent to the extent necessary such that all Required Contractual Consents will remain effective and enforceable against the Persons giving such Required Contractual Consents, assuming continued compliance with the terms thereof by Buyer.

              6.02. Confidentiality. Seller will, and will cause its respective employees, officers, directors, shareholders, outside advisors, agents, Affiliates and representatives to, treat any data and information obtained with respect to Buyer or any of its Affiliates from any representative, officer, director, or employee of Buyer, or from any books or records of Buyer in connection with this Agreement, confidentially and with commercially reasonable care and discretion, and will not disclose any such information to third parties; provided, however, that the foregoing shall not apply to (i) information in the public domain or that becomes public through disclosure by any party other than Seller or its Affiliates or representatives, so long as such information is not made public by such other party in breach of a confidentiality obligation, (ii) information that may be required to be disclosed by Applicable Law provided Seller immediately gives Buyer notice of any request or demand for such confidential information upon receipt of such request or demand along with a copy of any written correspondence, pleading or other communication concerning the request or demand, (iii) any information that is disclosed by Seller or its respective Affiliates, on a confidential basis, to any of their respective agents, accountants or attorneys in correction with or related to the consummation of the transactions contemplated hereby; or (iv) information required to be disclosed to obtain any Required

Consents. Each of the parties to this Agreement agree to be responsible for the breach of any obligation of confidentiality under this Agreement by and of their agents, accountants, attorneys and any prospective lenders or investors.

              6.03. Change of Name. Seller will amend its articles of incorporation within ten (10) Business Days of the Closing Date so as to change its corporate name to a name dissimilar to the name by which the Business as conducted by Seller is known and will file as promptly as practicable, but in any event within sixty (60) days after the Closing, in all jurisdictions in which it is qualified to do business, any documents necessary to reflect such change in its corporate name or to terminate its qualification therein. At the request of Buyer, Seller shall consent to Buyer adopting a name that is similar or identical to Seller's name at the Closing.

              6.04. Administration of Accounts. All payments and reimbursements made in the ordinary course by any third party in the name of or to Seller or any Affiliate of Seller in connection with or arising out of the Transferred Assets, the Business or the Assumed Liabilities after the Closing Date shall be held by Seller or such Affiliate in trust for the benefit of Buyer and, immediately upon receipt by Seller or any such Affiliate of any such payment or reimbursement, Seller shall pay, or cause to be paid, over to Buyer the amount of such payment or reimbursement without right of set off.

              6.05. Specific Performance. The parties hereto recognize and agree that in the event of a breach by Seller of this Article VI, money damages would not be an adequate remedy to Buyer or its Affiliates for such breach and, even if money damages were adequate, it would be impossible to ascertain or measure with any degree of accuracy the damages sustained by Buyer or its Affiliates therefrom. Accordingly, if there should be a breach or threatened breach by Seller of the provisions of this Article VI, Buyer and its Affiliates shall be entitled to seek an injunction restraining Seller from any breach without showing or proving actual damage sustained by Buyer or its Affiliates, as the case may be. Nothing in the preceding sentence shall limit or otherwise affect any remedies that Buyer may otherwise have under Applicable Law.

              6.06.  Taxes.

                     (a) Each party hereof shall (i) provide the other parties hereof with such assistance as may reasonably be requested in connection with the preparation of any Tax Return with respect to the Transferred Assets and the conduct of any audit or other examination by any taxing authority or in connection with judicial or administrative proceedings relating to any liability for Taxes with respect to the Transferred Assets and (ii) retain and provide the other parties hereof with all records or other information that may be relevant to the preparation of any Tax Returns with respect to the Transferred Assets, or the conduct of any audit or examination, or other Tax Proceeding with respect to the Transferred Assets. The parties shall retain all relevant documents, including prior year's Tax Returns, supporting work schedules and other records or information that may be relevant to such returns as required by Applicable Law.

                     (b) Seller shall provide Buyer with all tax clearance certificates or similar documents that may be required by any state or local taxing authority in order to relieve Buyer of any obligations to withhold any portion of the consideration paid for the Transferred Assets hereunder.

                     (c) All sales, value added, use, transfer, registration, stamp and similar Taxes imposed in connection with the sale of the Transferred Assets shall be borne by Buyer.

                     (d) Pursuant to Section 1445(b)(2) of the Code, Seller shall furnish Buyer an affidavit, stating under penalty of perjury the Seller's United States taxpayer identification number and that the Seller is not a foreign person.

              6.07. COBRA. Seller shall offer COBRA continuation coverage to all "M & A qualified beneficiaries" (as such term is defined in Treasury Regulation section 54.4980B-9, Q&A 4) affected by the asset purchase described in this Agreement, and Seller shall maintain a Group Health Plan to provide such COBRA coverage during the entire period of coverage mandated by COBRA for such M & A qualified beneficiaries.

                                  ARTICLE VII.

                          COVENANTS OF BUYER AND PARENT

              7.01.  Confidentiality.

                     Parent and Buyer will, and will cause their respective employees, officers, directors, shareholders, outside advisors, agents, Affiliates and representatives to, treat any agreements, data and information obtained with respect to Seller from any representative, officer, director or employee of Seller, or from any books or records of Seller in connection with this Agreement, confidentially and with commercially reasonable care and discretion, and will not disclose any such information to third parties; provided, however, that the foregoing shall not apply to (i) information in the public domain or that becomes public through disclosure by any party other than Parent, Buyer or their respective Affiliates or representatives, so long as such other party is not in breach of a confidentiality obligation, (ii) information that may be required to be disclosed by Applicable Law, provided Parent or Buyer promptly gives Seller notice of any request or demand for such confidential information upon receipt of such request or demand, along with a copy of any written correspondence, pleading or other communication concerning the request or demand, (iii) information required to be disclosed to obtain any Required Consents, (iv) any information that is disclosed by Parent or Buyer or their respective Affiliates, on a confidential basis, to any of their respective agents, accountants, attorneys or financial advisors or (v) any information that is disclosed by Parent or Buyer after the Closing shall have occurred. The parties to this Agreement agree to be responsible for the breach of any obligation of confidentiality under this Agreement by and of their agents, accountants, attorneys and financial advisors.

              7.02. Specific Performance. The parties hereto recognize and agree that in the event of a breach by Parent or Buyer of this Article VII, money damages would not be an adequate remedy to Seller for such breach and, even if money damages were adequate, it would be impossible to ascertain or measure with any degree of accuracy the damages sustained by Seller therefrom. Accordingly, if there should be a breach or threatened breach by Parent or Buyer of the provisions of this Article VII, Seller shall be entitled to seek an injunction restraining Parent and Buyer from any breach without showing or proving actual damage sustained by Seller. Nothing in the preceding sentence shall limit or otherwise affect any remedies that Seller may otherwise have under Applicable Law.

              7.03. Pre-paid Items. Parent agrees to promptly reimburse Seller for any rent or license fees (pro rated by the number of days in the applicable month) paid by Seller prior to the date hereof pursuant to leases relating to Leased Real Property or an agreement with Monster.com for any period after the date hereof.

                                  ARTICLE VIII.

                            COVENANTS OF ALL PARTIES

              8.01. Further Assurances. Parent, Buyer and Seller Parties agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary or desirable (including, without limitation, obtaining the Required Consents) in order to consummate or implement expeditiously the transactions contemplated by this Agreement, including Seller's receipt of any amounts comprising or payable in respect of any Transferred Assets and Buyer's receipt of any amounts comprising or payable in respect of any Excluded Assets. Notwithstanding the foregoing, no party hereto shall have any obligation to expend any funds or to incur any other obligation in connection with the consummation of the transactions contemplated hereby (including, by way of illustration only, any payment in connection with obtaining the Required Consents) other than normal out-of-pocket expenses (such as fees and expenses of counsel and accountants) reasonably necessary to consummate such transactions.

              8.02. Certain Filings. The parties hereto shall cooperate with one another in determining whether any action by or in respect of, or filing with, any Governmental Authority is required or reasonably appropriate, or any action, consent, approval or waiver from any party to any Contract is required or reasonably appropriate, in connection with the consummation of the transactions contemplated by this Agreement. Subject to the terms and conditions of this Agreement, in taking such actions or making any such filings, the parties hereto shall furnish information required in connection therewith and seek timely to obtain any such actions, consents, approvals or waivers.

              8.03. Public Announcements. The parties hereto agree that a mutually agreed upon press release will be issued upon the execution of this Agreement. Further, the parties may, on a confidential basis, advise and release information regarding the existence and content of this Agreement or the transactions contemplated hereby to their respective Affiliates or any of their agents, accountants, attorneys and prospective lenders or investors in connection with or related to the transactions contemplated by this Agreement.

              8.04. Specific Performance. The parties hereto recognize and agree that in the event of a breach by one party hereto of this Article VIII, money damages would not be an adequate remedy to the other party for such breach and, even if money damages were adequate, it would be impossible to ascertain or measure with any degree of accuracy the damages sustained by the non-breaching party therefrom. Accordingly, if there should be a breach or threatened breach by one party of provisions of this Article VIII, the non-breaching party shall be entitled to seek an injunction restraining the breaching party from any breach without showing or proving actual damage sustained by the non-breaching party.

                                   ARTICLE IX.

                                 INDEMNIFICATION

              9.01   Seller Parties' Agreement to Indemnify.

                     (a) Each of the Seller Parties shall, jointly and severally, indemnify and hold harmless Parent, Buyer and their respective Affiliates (collectively, the "Buyer Indemnitees") in respect of any and all Damages incurred by any Buyer Indemnitee as a result of:

                            (i)    any inaccuracy or misrepresentation in or
breach of any representation, warranty, covenant or agreement made in this Agreement by any of the Seller Parties;

                            (ii)   any Environmental Liability imposed upon any
of the Seller Parties relating to the Business or Seller, whether presently in existence or arising hereafter from acts, events, conditions or circumstances existing or occurring on or before the Closing Date (in the case of this clause
(ii) regardless of whether such Environmental Liability arises out of or constitutes a breach of any representation, warranty or covenant in this Agreement made by any of the Seller Parties);

                            (iii)  any Liabilities in connection with the
Proceedings described in Schedule 3.11 hereto;

                            (iv)   any Liabilities for Taxes of Seller or any
shareholder of Seller, or any predecessor in interest or any Affiliate of any of them with respect to any period, and any Liabilities for Taxes relating to the Transferred Assets with respect to any pre-Closing tax period (in the case of this clause (iv), regardless of whether such Liabilities for Taxes arise out of or constitute a breach of any representation, warranty or covenant in this Agreement made by Seller at any time);

                            (v)    any Excluded Liabilities;

                            (vi)   acts or omissions of the Seller
Representative (other than Damages arising solely from claims brought by the Seller Representative on behalf of the Seller Parties after Closing in the Seller Representative's capacity as agent for the Seller Parties);

                            (vii)  the violation, conflict, breach of or default
under (or omission or commission of any action, condition or event which, after notice or lapse of time or both, would result in any such violation, conflict or breach of or default under) any Contract, Permit or law by any of the Seller Parties prior to the Closing Date;

                            (viii) Seller's failure to repay Eight Hundred
Thousand Dollars ($800,000) to Parent upon any breach of the covenant to relocate Evans and his family to, and purchase a home in, Marin County, CA, as set forth in Section 2.06(b) hereof;

                            (ix)   the enforcement of this Section 9.01; or

                            (x)    Seller's failure to qualify to transact
business as a foreign corporation in good standing in the States of Georgia, Louisiana and Virginia.

                     (b)    Seller Parties shall have no obligation under
Section 9.01(a) unless and until the aggregate amount of Damages incurred under
Section 9.01(a) hereof and Section 9.01(a) of each of the Related Purchase Agreements exceeds Two Hundred Fifty Thousand Dollars ($250,000) (the "Seller Deductible"), whereupon the Seller Parties shall be liable to indemnify the Buyer Indemnitees for all amounts of Damages over the Seller Deductible; provided, however, that Damages incurred by any Buyer Indemnitee as a result of any misrepresentation, breach or inaccuracy of any representations or warranties made by any of the Seller Parties relating to Sections 3.02, 3.03(a), 3.09, 3.21, and 4.04 or pursuant to Sections 9.01(a)(v) [Excluded Liabilities] or 9.01(a)(viii) shall not be subject to the Seller Deductible, and the Buyer Indemnitees shall be indemnified for any and all Damages as a result of any such misrepresentation, breach or inaccuracy of any such representations or warranties in such Sections or pursuant to such Sections 9.01(a)(v) [Excluded Liabilities] or 9.01(a)(viii); provided, further, (A) the maximum liability of the Seller Parties to indemnify the Buyer Indemnitees under Section 9.01(a) hereof and Section 9.01(a) of each of the Related Purchase Agreements shall equal One Million Five Hundred Thousand Dollars ($1,500,000), and (B) none of the foregoing limit or the Seller Deductible shall apply with respect to any claim based upon a breach of any of the representations, warranties, covenants, agreements and obligations set forth in Sections 3.02, 3.03(a), 3.09, 3.21 and
4.04 of this Agreement or pursuant to Sections 9.01(a)(v) [Excluded Liabilities] or 9.01(a)(viii) or arising out of fraud or willful misrepresentation or misconduct.

              9.02.  Parent's and Buyer's Agreement to Indemnify.

                     (a) Each of Parent and Buyer shall, jointly and severally, indemnify and hold harmless the Seller Parties (collectively, the "Seller Indemnitees") in respect of any and all Damages incurred by any Seller Indemnitee as a result of:

                            (i)    any inaccuracy or misrepresentation in or
breach of any representation, warranty, covenant or agreement made by Parent and Buyer in this Agreement; and

                            (ii)   any Assumed Liabilities; or

                            (iii)  the enforcement of this Section 9.02.

                     (b) Neither Parent or Buyer shall have any obligation under Section 9.02(a) unless and until the aggregate amount of Damages incurred under Section 9.02(a) hereof and Section 9.02(a) of each of the Related Purchase Agreements exceeds One Hundred and Fifty Thousand Dollars ($150,000) (the "Buyer Deductible"), whereupon

Parent and Buyer shall be liable to indemnify the Seller Indemnitees for all amounts of Damages over the Buyer Deductible; provided, however, that Damages incurred by any Buyer Indemnitee as a result of any misrepresentation, breach or inaccuracy of any representations or warranties made by Parent or Buyer relating to Section 5.02 or pursuant to Section 9.02(a)(ii) [Assumed Liabilities] or a claim arising out of fraud or willful misrepresentation or misconduct shall not be subject to the Buyer Deductible, and the Seller Indemnitees shall be indemnified for any and all Damages as a result of any such misrepresentation, breach or inaccuracy of any such representations or warranties in such Section or pursuant to such Section 9.02(a)(ii) [Assumed Liabilities] or pursuant such claim arising out of fraud or willful misrepresentation or misconduct.

              9.03.  Survival of Representations, Warranties and Covenants.

                     (a) All representations, warranties, covenants, agreements and obligations of each Indemnifying Party contained in this Agreement, and all claims of any Buyer Indemnitee or Seller Indemnitee in respect of any breach of any representation, warranty, covenant, agreement or obligation of any Indemnifying Party contained in this Agreement shall survive the Closing and shall expire on the eighteenth month anniversary of the Closing Date, except that:

                            (i)    covenants or obligations of any of the Seller
Parties, Parent or Buyer which by their terms are to be performed after the Closing shall survive the Closing and not expire unless otherwise provided in this Agreement;

                            (ii)   the representations and warranties set forth
in Sections 3.02, 3.03(a), 3.09 and 4.04 of this Agreement and all claims of any Buyer Indemnitee in respect of any breach of any such representation or warranty against any of the Seller Parties as Indemnifying Party shall survive the Closing Date and shall not expire;

                            (iii)  the representations and warranties set forth
in Section 3.21 of this Agreement and all claims of any Buyer Indemnitee in respect of any breach of any such representation or warranty or in respect of the Seller Parties' indemnification obligations under Section 9.01(a)(iv) of this Agreement against any of the Seller Parties as Indemnifying Party shall survive the Closing Date and shall not expire until thirty (30) days after the expiration of any applicable statute of limitations, including extensions thereof;

                            (iv)   the representations and warranties set forth
in Section 3.17 of this Agreement and all claims of any Buyer Indemnitee in respect of any breach of such representation or warranty against any of the Seller Parties as Indemnifying Party shall survive the Closing Date and shall not expire until the third anniversary of the Closing Date; and

                            (v)    all claims of any Buyer Indemnitee against
any of the Seller Parties as an Indemnifying Party in respect of any claim arising out of fraud or willful misrepresentation or misconduct shall survive the Closing Date and shall not expire until thirty (30) days after the expiration of any applicable statute of limitations, including extensions thereof.

                     (b) Notwithstanding anything herein to the contrary, indemnification for claims for which written notice as provided in Section 9.04 has been given prior to the expiration of the representation, warranty, covenant, agreement or obligation upon which such claim is based shall not expire, and claims for indemnification may be pursued, until the final resolution of such claim in accordance with Section 10.11.

              9.04. Claims for Indemnification. If any Indemnitee shall believe that such Indemnitee is entitled to indemnification pursuant to this Article IX in respect of any Damages, such Indemnitee shall give the appropriate Indemnifying Parties prompt written notice thereof. Any such notice shall set forth in reasonable detail and to the extent then known the basis for such claim for indemnification. The failure of such Indemnitee to give notice of any claim for indemnification promptly, but within the periods specified by Section 9.03(a) or (b), as the case may be, shall not adversely affect such Indemnitee's right to indemnity hereunder except to the extent that such failure adversely affects the right of the Indemnifying Parties to assert any reasonable defense to such claim. Each such claim for indemnity shall expressly state that the Indemnifying Parties shall have only the twenty (20) Business Day period referred to in the next sentence to dispute or deny such claim. The Indemnifying Parties shall have twenty (20) Business Days following its receipt of such notice either (y) to acquiesce in such claim and their respective responsibilities to indemnify the Indemnitee in respect thereof in accordance with the terms of this Article IX by giving such Indemnitee written notice of such acquiescence or (z) to object to the claim by giving such Indemnitee written notice of the objection. If the Indemnifying Parties do not object thereto within such twenty (20) Business Day period, such Indemnifying Parties shall be deemed to have acquiesced in such claim and their respective responsibilities to indemnify the Indemnitee in respect thereof in accordance with the terms of this Article IX.

              9.05. Defense of Claims. In connection with any claim which may give rise to indemnity under this Article IX resulting from or arising out of any claim or Proceeding against an Indemnitee by a Person that is not a party hereto, the Indemnifying Parties may (unless such Indemnitee elects not to seek indemnity hereunder for such claim), upon written notice sent at any time to the relevant Indemnitee, assume the defense of any such claim or Proceeding. If the Indemnifying Parties assume the defense of any such claim or Proceeding, the Indemnifying Parties shall select counsel reasonably acceptable to such Indemnitee to conduct the defense of such claim or Proceeding, shall take all reasonable steps necessary in the defense or settlement thereof and shall at all times diligently and promptly pursue the resolution thereof. If the Indemnifying Parties shall have assumed the defense of any claim or Proceeding in accordance with this Section 9.05, the Indemnifying Parties shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any such claim or Proceeding, without the prior written consent of such Indemnitee; provided, however, that:

              (i) the Indemnifying Parties shall pay or cause to be paid all amounts arising out of such settlement or judgment either concurrently with the effectiveness thereof or shall obtain and deliver to such Indemnitees prior to the execution of such settlement a general release executed by the Person not a party hereto, which general release shall release such Indemnitee from any liability in such matter;

              (ii) the Indemnifying Parties shall not be authorized to encumber any of the assets of any Indemnitee or to agree to any restriction that would apply to any Indemnitee or to its conduct of business; and

              (iii) a condition to any such settlement shall be a complete release of such Indemnitee and its directors, stockholders, officers, employees, consultants, agents and their respective Affiliates with respect to such claim.

Such Indemnitee shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense. Each Indemnitee shall, and shall cause each of its Affiliates, officers, employees, consultants and agents to, cooperate fully with the Indemnifying Parties in the defense of any claim or Proceeding being defended by the Indemnifying Parties pursuant to this Section 9.05. If the Indemnifying Parties do not assume the defense of any claim or Proceeding resulting therefrom in accordance with the terms of this Section 9.05, such Indemnitee may defend against such claim or Proceeding in such manner as it may reasonably deem appropriate, including settling such claim or Proceeding after giving notice of the same to the Indemnifying Parties, on such terms as such Indemnitee may reasonably deem appropriate. If the Indemnifying Parties seek to question the manner in which such Indemnitee defended such claim or Proceeding or the amount of or nature of any such settlement, the Indemnifying Parties shall have the burden to prove by a preponderance of the evidence that such Indemnitee did not defend such claim or Proceeding in a reasonably prudent manner.

              9.06. Limitation on Remedies. The remedies of the Buyer Indemnitees and Seller Indemnitees under this Article IX shall be their exclusive remedy for any breach of this Agreement, except that nothing set forth in this Article IX shall be deemed to prohibit or limit any Buyer Indemnitee's or Seller Indemnitee's right at any time before, on or after the Closing Date, to seek injunctive or other equitable relief for the failure of any Indemnifying Party to perform any covenant or agreement contained herein.

              9.07. Nature of Payments. Any payment under this Article IX shall be treated for tax purposes as an adjustment of the total consideration paid for the Transferred Assets under this Agreement to the extent such characterization is proper and permissible under relevant Tax authorities, including court decisions, statutes, regulations and administrative promulgations.

              9.08. Right of Set-Off. Parent or Buyer, after recovery against the escrow contemplated by the Escrow Agreement, shall have the right to set-off all or any part of any Damages Buyer or Parent may suffer by notifying the Seller Representative that Buyer or Parent is reducing the amount of any Earnout due to any of the Seller Parties; provided, however, Parent's and Buyer's right to set-off pursuant to this Section 9.08 and Section 9.08 in each of the Related Purchase Agreements shall not exceed Nine Hundred and Fifty Thousand Dollars ($950,000).

              9.09.  Appointment of the Seller Representative.

                     (a) In order to efficiently administer the defense and/or settlement of any claims for indemnity by a Buyer Indemnitee pursuant to this Article IX, the Seller Representative is hereby appointed to serve as the representative of the Seller and the

Shareholders. The Seller Representative shall have full power and authority to make, on behalf of the Seller Parties, all decisions relating to the defense and/or settlement of any claims for which any Buyer Indemnitee may claim to be entitled to indemnity pursuant to this Article IX and otherwise to act on behalf of the Seller Parties in all respects with respect to this Agreement, including, without limitation, the amendment or termination thereof. All decisions and actions by the Seller Representative shall be binding upon all of the Seller Parties, and no Seller Party shall have the right to object to, dissent from, protest or otherwise contest the same.

                     (b) Each of the Seller Parties agree that (i) the provision of this Section 9.09 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies any Seller Party may have in connection with the transactions contemplated by this Agreement, (ii) the remedy at law for any breach of the provisions of this Section 9.09 would be inadequate, and (iii) the provisions of
Section 9.01 and this Section 9.09 shall be binding upon the Seller Parties and the successors and assigns of each of the Seller Parties.

                     (c) Any notice or communication delivered by Parent or Buyer to the Seller Representative shall, as between Parent and Buyer, on the one hand, and the Seller Parties, on the other, be deemed to have been delivered to all of the Seller Parties. Parent and Buyer shall be entitled to rely exclusively upon any communication or writings given or executed by the Seller Representative in connection with any claims for indemnity or set-off and shall not be liable in any manner whatsoever for any action taken or not taken in reliance upon the actions taken or not taken or communications or writings given or executed by the Seller Representative. Parent and Buyer shall be entitled to disregard any notices or communications given or made by the Seller Parties in connection with any claims for indemnity or set-off unless given or made through the Seller Representative.

              9.10. Deductibles, Caps and Set-Off Rights. Each of the parties hereof agree and acknowledge that the Seller Deductible, the Buyer Deductible, the limitation on liabilities set forth in Section 9.01(b) hereof and the maximum amount subject to set-off set forth in Section 9.08 hereof shall be applied against Damages arising under this Agreement and each of the Related Purchase Agreements. For example, if Buyer or Parent has indemnifiable Damages (in the circumstances where the Seller Deductible is applicable) pursuant to this Agreement of One Hundred Thousand Dollars ($100,000) and indemnifiable Damages of One Hundred Thousand Dollars ($100,000) under each of the Related Purchase Agreements, then Buyer and Parent shall be deemed to have indemnification rights under Section 9.01 hereof for Three Hundred Thousand Dollars ($300,000) less the Seller Deductible in the amount of Two Hundred and Fifty Thousand Dollars.

                                   ARTICLE X.

                                  MISCELLANEOUS

              10.01. Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) if personally delivered, when so delivered, (ii) if mailed, two Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below, (iii) if given by telex or telecopier, once such notice or other communication is transmitted to the telex or telecopier number specified below and the appropriate answer back or telephonic confirmation is received, provided that such notice or other communication is promptly thereafter mailed in accordance with the provisions of clause (ii) above or (iv) if sent through an overnight delivery service in circumstances to which such service guarantees next day delivery, the day following being so sent:

If to Seller:
              OnStaff
              3400 West Alameda Avenue, Suite 200
              Burbank, CA 91505
              Attn: Jeffrey Evans
                     Matthew Johnston
              Telecopier No.: (309) 416-9486

              with a copy to:

              Weinstock, Manion, Reisman, Shore & Neumann
              1875 Century Park East, Suite 1500
              Los Angeles, CA 90067
              Attn: Louis Reisman, Esq.
              Telecopier No.: (310) 553-5165

If to Buyer:

              Hall, Kinion & Associates, Inc.
              2570 North First Street, Suite 400
              San Jose, CA 95131-1018
              Attn: Chief Executive Officer
              Telecopier No.: (408) 383-0902

              with a copy to:

              Gibson, Dunn & Crutcher LLP
              1530 Page Mill Road
              Palo Alto, CA 94304
              Attn: Larry Calof, Esq.
              Telecopier No.: (650) 849-5333

              Any party may give any notice, request, demand, claim or other communication hereunder using any other means (including ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

     10.02. Amendments; No Waivers.

            (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by all parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective.

            (b) No waiver by a party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     10.03. Expenses. All costs and expenses incurred in connection with this Agreement and in closing and carrying out the transactions contemplated hereby shall be paid by the party incurring such cost or expense. Without limiting the generality of the immediately preceding sentence, the fees, costs and expenses of the accountants, attorneys and financial advisors (including, without limitation, Barrington Associates, Weinstock, Manion, Reisman, Shore & Neumann, and Frankel, Lodgen, Lacher, Golditch, Sardi & Howard) to Seller and its Affiliates in connection with the preparation or negotiation of, or consummation of the transactions contemplated by, this Agreement shall be borne by Seller and/or the Shareholders and none of such fees, costs or expenses shall be paid or assumed by Buyer. Without limiting the generality of the second immediately preceding sentence, the fees, costs and expenses of the accountants, attorneys and financial advisors (including, without limitation, Gibson, Dunn & Crutcher LLP, Deloitte & Touche LLP and Robert W. Baird & Co.) to Buyer in connection with the preparation or negotiation of, or consummation of the transactions contemplated by, this Agreement shall be borne by the Buyer and Parent and none of such fees, costs or expenses shall be paid by Seller. This section shall survive any termination of this Agreement.

     10.04. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of each other party, except that Buyer may assign its rights hereunder to Parent or its other Affiliates without the prior written approval of any of the Seller Parties, so long as Buyer and Parent remain responsible for satisfying their respective obligations, liabilities, covenants and agreements hereunder.

     10.05. Governing Law and Forum. This Agreement shall in all respects be interpreted, construed and governed by and in accordance with the laws of the State of California, disregarding any conflict of laws provisions which may require the application of the law of another jurisdiction. In the event that arbitration is unavailable with respect to any action to enforce or that arises out of or in any way relates to any of the provisions of this Agreement, or in the event any action is brought to enforce the provisions of Section 10.11 hereof, such action shall be brought and prosecuted exclusively in a Federal or state court located in Los

Angeles County, California, and the parties hereto hereby consent to the jurisdiction of any such court and to the service of process by registered mail, return receipt requested, or by any other manner provided by the laws of such State.

     10.06. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts and the signatures delivered by telecopy, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto.

     10.07. Entire Agreement. This Agreement (including the Schedules and Exhibits referred to herein which are hereby incorporated by reference and the other agreements executed simultaneously herewith) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement, including, without limitation, the letter of intent between Buyer and Seller dated as of June 26, 2002, as supplemented and amended. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder. The parties agree and acknowledge that notwithstanding anything to the contrary in this Agreement, Seller is not making any representations and warranties that are not expressly provided in this Agreement.

     10.08. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. All references to an Article or Section include all subparts thereof.

     10.09. Severability. If any provision of this Agreement, or the application thereof to any Person, place or circumstance, shall be held by an arbitrator or a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other Persons, places and circumstances shall remain in full force and effect only if, after excluding the portion deemed to be unenforceable, the remaining terms shall provide for the consummation of the transactions contemplated hereby in substantially the same manner as originally set forth at the later of the date this Agreement was executed or last amended.

     10.10. Construction. The parties hereto intend that each representation, warranty and covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.

     10.11. Arbitration.

            (a) Any dispute or difference between or among the parties (such parties being referred to individually as a "Disputing Party," and, together, as the "Disputing

Parties") arising out of this Agreement or the transactions contemplated hereby which the parties are unable to resolve themselves shall be submitted to and resolved by arbitration as herein provided. Any Disputing Party may request the American Arbitration Association (the "AAA") to designate one arbitrator, who shall be qualified as an arbitrator under the standards of the AAA, who shall be a retired or former judge of any appellate or trial court of the State of California, any United States appellate court or the United States District Court for any California District, who is, in any such case, not affiliated with any party in interest to such arbitration, and who has substantial professional experience with regard to corporate legal matters.

            (b) The arbitrator shall consider the dispute at issue in Los Angeles County, California, at a mutually agreed upon time within sixty (60) days (or such longer period as may be acceptable to the Disputing Parties or as directed by the arbitrator) of the designation of the arbitrator. The arbitration proceeding shall be held in accordance with the rules for commercial arbitration of the AAA in effect on the date of the initial request by the Disputing Party, that gave rise to the dispute to be arbitrated (as such rules are modified by the terms of this Agreement or may be further modified by mutual agreement of the Disputing Parties) and shall include an opportunity for the parties to conduct discovery in advance of the proceeding. Notwithstanding the foregoing, the Disputing Parties shall agree that they will attempt, and they intend that they and the arbitrator should use its best efforts in that attempt, to conclude the arbitration proceeding and have a final decision from the arbitrator within one hundred twenty (120) days from the date of selection of the arbitrator; provided, however, that the arbitrator shall be entitled to extend such one hundred twenty (120) day period for a total of two one hundred twenty (120) day periods. The arbitrator shall deliver a written award with respect to the dispute to each of the parties, who shall promptly act in accordance therewith. Each Disputing Party to such arbitration agrees that any award of the arbitrator shall be final, conclusive and binding and that they will not contest any action by any other party thereto in accordance with an award of the arbitrator. It is specifically understood and agreed that any party may enforce any award rendered pursuant to the arbitration provisions of this
Section 10.11 by bringing suit in any court of competent jurisdiction.

            (c) All costs and expenses attributable to the arbitrator shall be allocated among the parties to the arbitration in such manner as the arbitrator shall determine to be appropriate under the circumstances.

     10.12. Cumulative Remedies. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

     10.13. Third Party Beneficiaries. Except as specifically provided in
Article IX with respect to indemnification provided to the Indemnitees identified therein, no provision of this Agreement shall create any third party beneficiary rights in any Person, including any employee of Buyer or employee or former employee of Seller or any Affiliate thereof (including any beneficiary or dependent thereof).

     10.14. Knowledge. Whenever used in this Agreement, "to the best knowledge" of Seller or any variations thereof shall in all cases be understood as comprising the actual knowledge and belief of Jeffrey A. Evans and Matthew Johnston after reasonable inquiry of Seller's employees and representatives and reasonable review of Seller's files, books and records.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                     SELLER PARTIES:


                                     ONSTAFF
                                     a California corporation


                                     By:  /s/ Jeffrey A. Evans
                                         ---------------------------------------
                                     Name:    Jeffrey Evans
                                           -------------------------------------
                                     Title:   President
                                            ------------------------------------


                                     JEFFREY A. EVANS, an individual

                                     /s/ Jeffrey A. Evans
                                     -------------------------------------------


                                     MATTHEW JOHNSTON GRANTOR RETAINED
                                     ANNUITY TRUST DATED 4/23/01

                                     By:  /s/ Matthew Johnston
                                         ---------------------------------------
                                     Name:______________________________________


                                     DIANE PRINCE JOHNSTON GRANTOR RETAINED
                                     ANNUITY TRUST DATED 4/23/01

                                     By:  /s/ Diane Prince Johnston
                                         ---------------------------------------
                                     Name:______________________________________


                                     MATTHEW AND DIANE JOHNSTON 2001 IRREVOCABLE
                                     GIFT TRUST DATED 4/23/01

                                     By:  /s/ Alan Prince
                                         ---------------------------------------
                                     Name:______________________________________


                                     JOHNSTON LIVING TRUST DATED 3/27/01

                                     By:  /s/ Diane Prince Johnston
                                         ---------------------------------------
                                     Name:______________________________________

               SIGNATURE PAGE TO ONSTAFF ASSET PURCHASE AGREEMENT

                                     SELLER REPRESENTATIVE:

                                     /s/ Matthew Johnston
                                     -------------------------------------------
                                     Matthew Johnston

     By signing below, the undersigned acknowledges that she has read the foregoing Asset Purchase Agreement, is aware that her spouse has agreed to sell substantially all of the assets of Seller, and consents to such a sale and agrees to be bound by the terms of the foregoing Asset Purchase Agreement.

                                     /s/ Laurie Soll
                                     -------------------------------------------
                                     Laurie Soll, spouse of Jeffrey A. Evans


                                     BUYER:


                                     ONSTAFF ACQUISITION CORP.
                                     a Delaware corporation


                                     By:  /s/ Martin A. Kropelnicki
                                         ---------------------------------------
                                     Name: Martin A. Kropelnicki
                                          --------------------------------------
                                     Title:_____________________________________


                                     PARENT:


                                     HALL, KINION & ASSOCIATES, INC.,
                                     a Delaware corporation


                                     By: /s/ Brenda C. Rhodes
                                        ----------------------------------------
                                     Name:______________________________________
                                     Title:_____________________________________

               SIGNATURE PAGE TO ONSTAFF ASSET PURCHASE AGREEMENT